***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

Exhibit 10.9

SHARE PURCHASE AGREEMENT

AMONG

ODYSSEY THERAPEUTICS, INC.,

RAHKO LIMITED,

BALDERTON CAPITAL GENERAL PARTNER VI S.L.P

AND

ROBERT IAN HOROBIN AND MIRIAM CHA, AS SELLERS’ REPRESENTATIVES

DATED AS OF OCTOBER 6, 2021

ii

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of October 6, 2021, is made by and among ODYSSEY THERAPEUTICS, INC., a Delaware corporation (“Buyer”), RAHKO LIMITED, a private limited company incorporated in England & Wales (registered number 11609778) (the “Company”), BALDERTON CAPITAL VI S.L.P, acting by its general partner Balderton Capital General Partner VI S.à.r.l, of [***] (the “Seller”), and ROBERT IAN HOROBIN of [***] and MIRIAM CHA of [***], solely in their capacity as the Seller’s Representatives (as defined below).

RECITALS

WHEREAS, the Buyer has acquired all of the issued and to be issued shares in the Company other than the Sale Shares (as defined below) (such transaction together with the transactions contemplated hereby are collectively referred to herein as the “C/C Transaction”).

WHEREAS, the Seller owns 17,391 Seed Preferred Shares (the “Seed Shares” and 36,490 A Pref Shares (as defined below) in the capital of the Company (together the “Sale Shares”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller wishes to sell, and Buyer wishes to purchase from the Seller, all of the Seller’s right, title and interest in the Sale Shares owned by it.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, hearing, charge, complaint, or proceeding to, from, by or before any Governmental Entity.

“Actual Net Cash” means the actual Cash less Indebtedness as of the Relevant Time as set out in the Final Closing Statement.

“Actual Net Cash Excess” the amount (if any) by which the Actual Net Cash exceeds the Target Net Cash”

“Actual Net Cash Shortfall” the amount (if any) by which the Actual Net Cash is less than the Target Net Cash.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract, by board of director membership or representation, or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“A Pref Share Consideration” is defined in Section 3.1.

“A Pref Shares” means the series A preferred shares of £0.001 each in the capital of the Company.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York City, United States or London, United Kingdom are authorized or obligated by applicable Laws to close.

“Business Data” means all data or information, in any format, Processed in the conduct of the Company’s business or necessary for the conduct of the Company’s business, including all financial data related to the business, and all Personal Data that are Processed in or necessary for the conduct of the business.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Common Stock” means the common stock, par value US$0.0001 per share, of Buyer.

“Buyer Group” means Buyer and all of the Buyer Group Companies

“Buyer Group Company” means the Buyer and any holding companies of the Buyer (if any), and all direct and indirect subsidiaries of the Buyer and of any holding companies of the Buyer (if applicable) from time to time.

“Buyer Indemnified Party” is defined in Section 9.2.

“Buyer A Preferred Stock” means the Series A Preferred Stock, par value US$0.0001 per share, of Buyer.

“C/C Transaction Agreements” means the definitive transaction agreements entered into by the relevant parties in connection with the C/C Transactions, including this Agreement.

“CA 2006” means the Companies Act 2006.

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“Cash” means, in relation to any Person, the aggregate of all of unrestricted cash and all checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in demand deposits or similar accounts held by such Person, in each case, determined in accordance with GAAP, including all deposits and cash in transit, net of outstanding checks.

“Claim” is defined in Section 8.9(a).

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Closing Statement” means a statement showing the Actual Net Cash and the Net Current Asset Value as of the Relevant Time as agreed or determined in accordance with Section 4.8, including the following information:

(i) the name of each Person from whom the accounts receivable included in the Net Current Asset Value is payable and the expected time of delivery of such receivable;

(ii) payment instructions for the purposes of discharging the Indebtedness (if any); and

(iii) the amount of all Transaction Expenses, in each case, together with reasonably detailed supporting calculations and documentation for such estimates.

“Code” means the Internal Revenue Code of 1986 and any successor or substitute provisions.

“Company” is defined in the preamble of this Agreement.

“Company Capital Stock” means the Capital Stock of the Company.

“Company Intellectual Property” means any and all Intellectual Property that is owned or licensed by the Company and/or used or held for use in connection with the conduct of the business of the Company as currently conducted.

“Company Ordinary Shares” means the ordinary shares of £0.001 each in the capital of the Company.

“Company’s knowledge”, “to the knowledge of the Company” or variations thereof means the actual knowledge of any of the shareholders in the Company at the Relevant Time, together with the knowledge such persons would have, in each case, after making reasonable inquiries regarding the relevant subject matters in question.

“Company Personnel” means any former or current director, officer, employee, agent or consultant of the Company.

“Company Plan” is defined in Section 5.17(a).

“Company Share Option” means an option to purchase or acquire shares of Company Ordinary Shares.

“Company Share Plan” means any current or former share option plan or other share or equity-related plan of the Company, including, but not limited to, the Rahko Limited 2019 Share Option Plan.

“Confidential Company Information” is defined in Section 5.12(g).

“Confidentiality Agreements” is defined in Section 5.12(g).

“Consideration Schedule” means the consideration schedule set out in Schedule 1.

“Consideration Shares” means, 1,681,886 shares of Buyer A Preferred Stock, which, based on the Per Share Value, are valued at an aggregate of US$7,302,550, to be delivered as partial consideration for the Sale Shares, of which 921,844 shares of Buyer A Preferred Stock shall be issued in consideration for the sale of the Seed Shares and 760,042 shares of Buyer A Preferred Stock shall be issued in consideration for the sale of the A Pref Shares.

“Constitutive Documents” means the Articles of Association of the relevant company or, if such Person is a limited company or another form of entity, the Certificate of Incorporation of a Person and analogous constitutive documents.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, security agreement, lease or other contract, commitment, agreement, instrument, license, or legally binding arrangement or understanding, whether written or oral.

“Control” means holding more than 50% of the combined voting power of then outstanding voting securities of a corporate entity.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“D&O Indemnified Parties” is defined in Section 8.3(a).

“Deferred Consideration Payment” has the meaning given in Section 3.2.

“Deferred Consideration Payment Amount” means US$6,157,777.

“Deferred Consideration Payment Event” means an event that upon the occurrence of which, a Deferred Consideration Payment becomes due to the Seller pursuant to Section 3.2.

“Deferred Consideration Payment Period” means the period from Closing up to the date on which the Deferred Consideration Payments are made in full subject to the terms and conditions set out in Section 3.2.

“Disclosure Letter” is defined in the preface to ARTICLE 5.

“Effective Time” is defined in Section 4.1.

“EMI Option” means an option granted under Schedule 5 (enterprise management incentives) to ITEPA 2003 held by employees of the Company to acquire any shares in the capital of the Company.

“Estimated Closing Statement” means the draft Closing Statement delivered to Buyer prior to the Relevant Time by the Previous Sellers.

“Estimated Net Current Asset Consideration” means the estimated Net Current Asset Consideration, calculated as set forth on the Estimated Closing Statement.

“Exchange Act” means the U.S. Exchange Act of 1934, as amended.

“Exchange Rate” means the daily spot exchange rate of US Dollars against GB Sterling on October 4, 2021as listed on the Bank of England website (www.bankofengland.co.uk/boeapps/database/Rates.asp?Travel=NIxAZx&into=GBP).

“Existing Shareholders Agreement” means the subscription and shareholders’ agreement dated 20 June 2019 between the Seller, certain Previous Sellers and the Company in respect of the Seed Preferred Shares.

“Exit Event” means (i) a transaction or series of related transactions in which any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act including any persons acting in concert with each other), other than any person who immediately prior to the consummation of such transaction or transactions owns more than a majority of the Buyer’s outstanding voting securities, acquires more than 50% of the combined voting power of then outstanding voting securities of the Buyer, except that any change in the ownership of the voting stock of Buyer as a result of the IPO will not be considered an Exit Event, (ii) a consolidation or merger of the Buyer with or into another entity, unless the stockholders of the Buyer immediately prior to the consummation of such consolidation or merger own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger, or (iii) the sale or other disposition of all or substantially all of the assets of the Buyer, provided that if there is any reorganization of the Buyer Group, the references in this definition to the “Buyer” shall be deemed to be a reference to the ultimate parent entity of the Buyer Group.

“Final Closing Statement” is defined in Section 4.8(c).

“Financial Statements” is defined in Section 5.6.

“Fundamental Representations” means the representations and warranties of (A) the Company contained in Section 5.1 (Organization and Standing; No Subsidiaries), Section 5.2 (Power and Authority; Binding Agreement; Insolvency), Section 5.3 (Capitalization), Section 5.12 (Intellectual Property) and Section 5.22 (Brokers); and (B) the Seller contained in Section 7.1 (Power and Authority; Binding Agreement; Bankruptcy) and Section 7.3 (Sale Shares).

“GAAP” means United Kingdom generally accepted accounting principles, consistently applied.

“Gratuity” has the meaning given in Section 5.13.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, department, body, bureau, division, board, committee, panel, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, whether domestic or foreign, or any supranational or multinational organization or authority, or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

“IHTA 1984” is defined in Section 5.15(r).

“Indebtedness” of any Person means without duplication, (i) all indebtedness of such Person for borrowed money, (ii) any obligations under capitalized leases with respect to which such Person is liable, (iii) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (iv) all reimbursement obligations of such Person under outstanding letters of credit, (v) obligations for the deferred purchase price of goods or services and (vi) any guarantees by such Person of any of the foregoing.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 9.

“Independent Accounting Firm means a regionally or nationally recognized independent accounting firm mutually selected by the Seller’s Representatives and Buyer. If the Seller’s Representatives and Buyer are unable to mutually agree upon an independent accounting firm within ten (10) days after the date a matter is to be submitted to the Independent Accounting Firm, the Buyer and the Seller’s Representatives (acting jointly) shall each select a regionally or nationally recognized independent accounting firm and such accounting firms so selected shall mutually appoint the regionally or nationally recognized independent accounting firm to serve as the “Independent Accountant” hereunder.

“Independent Investment Bank” means an investment bank that is independent from the Buyer, the Seller and each of the Previous Sellers, or such other regionally or nationally recognized investment banking firm, as mutually selected by the Seller’s Representatives and Buyer. If the Seller’s Representatives and Buyer are unable to mutually agree upon an independent investment banking firm within ten (10) days after the date a matter is to be submitted to the Independent Investment Bank, the Buyer and the Seller’s Representatives (acting jointly) shall each select a regionally or nationally recognized independent investment banking firm and such investment banking firms so selected shall mutually appoint the regionally or nationally recognized independent investment banking firm to serve as the “Independent Investment Bank” hereunder.

“Indirect Taxes” means value added, sales, consumption, goods and services taxes or other similar taxes required by applicable Law including, for the avoidance of doubt, any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (Council Directive 2006/112/EC), to be disclosed as a separate item on the relevant invoice.

“Intellectual Property” means (i) all patents, patent applications, patent disclosures, statutory invention registrations, utility models, reissues, continuations, continuations-in-part, divisionals, revisions, extensions (including any supplemental protection certificates), and reexaminations thereof, and all rights therein, including those provided by international treaties and conventions; (ii) all registered and unregistered trademarks, service marks, trade dress, logos, symbols, slogans, trade names, corporate names, assumed fictional business names, and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith or symbolized thereby, and all applications, registrations, and renewals in connection therewith; (iii) all works of authorship and copyrightable works, all registered and unregistered copyrights in both published and unpublished works, and all applications, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, extensions, restorations, and renewals in connection therewith, (iv) computer software, applications or programs (whether in source code, object code or other form), databases management code, firmware, algorithms, operating systems and specifications, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations (“Software”); (v) all mask works and all applications, registrations, and renewals in connection therewith; (vi) moral rights, rights of publicity, industrial designs and industrial property rights; (vii) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, and all trade secrets, know-how, proprietary information, and confidential information (including ideas, research and development information, schematics, technology, formulas, compositions, processes and techniques, processing methods, logics, technical data, databases and other data compilations and aggregated data, laboratory notebooks, recordations of inventions or proprietary information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial and accounting data, and business and marketing data, plans and proposals), and all rights in any jurisdiction to limit the use or disclosure of any of the foregoing; (viii) rights in Internet websites and Internet domain names and world wide web addresses; and (ix) all copies and tangible embodiments thereof (in whatever form or medium); and (x) all rights, benefits, and priorities afforded under applicable Law with respect to any of the foregoing.

“Infringe” means infringe, misappropriate, dilute, or otherwise violate, or use in any unauthorized manner, any Intellectual Property (without giving effect to 35 U.S.C. § 271(e)(1) and any other Laws of similar effect in any jurisdiction), and such term includes the conjugated forms of each of the foregoing, as applicable.

“IPO” means the Buyer’s first public offering or public listing of its shares (for example, via the acquisition of capital stock in the Buyer by a special purchase acquisition vehicle (SPAC) and a listing of shares in this case includes a listing of shares in the SPAC) pursuant to applicable registration requirements on a Major Securities Exchange, provided that if there is any reorganisation of the Buyer Group, the references in this definition to the “Buyer” shall be deemed to be a reference to the ultimate parent entity of the Buyer Group or the Buyer Group Companies whose shares are listed on the Major Securities Exchange.

“IT Assets” is defined in Section 5.12(i).

“ITEPA” means Income Tax (Earnings and Pensions) Act 2003.

“Judgment” means any writ, judgment, injunction, order, decree, stipulation determination or award entered by or with any Governmental Entity.

“Law” means any federal, state, territorial, foreign, international, multinational or supranational or local law, common law, statute, ordinance, judicial decision, rule, regulation, agency requirement, license, notice, guidance, guideline, treaty, ruling, procedure, or permit, directive or code of any Governmental Entity or decisions having the force of law in any jurisdiction from time to time.

“Liabilities” means any and all damages, debts, liabilities and obligations, Taxes, interest obligations, deficiencies, assessments, fees (including reasonable attorneys’ fees), penalties, and expenses, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Judgment and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, lease, adverse claim, levy, charge or other encumbrance or restriction of any kind, whether arising by Contract or by operation of Law.

“Losses” means any fines, Liabilities, losses, costs (including the costs of defense and enforcement of this Agreement), damages, expenses, Taxes or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses).

“Major Securities Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the stock exchanges of Toronto, London or any other recognized investment exchange.

“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development (i) that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company, taken as a whole, or (ii) that would reasonably be expected to prevent or materially delay the consummation of the C/C Transaction; provided that none of the following shall be deemed, either alone or in combination, to constitute or contribute to, and none of the following shall be taken into account for purposes of the foregoing clause (i) in determining whether there has been or will be, a Material Adverse Change: (A) any change, effect, event, occurrence, state of facts or development relating to the economy or financial or capital markets or political conditions in the United States or in any other jurisdiction in which the Company has operations or conducts business to the extent, and only to the extent, the effects do not disproportionately affect the Company as compared to other participants in the industries in which the Company operates, (B) any change, effect, event, occurrence, state of facts or development relating to conditions affecting the industry in which the Company participates to the extent, and only to the extent, the effects do not disproportionately affect the Company as compared to other participants in the industries in which the Company operates, (C) acts of war, hostilities or terrorism or any escalation or material worsening of any such acts of war, hostilities or terrorism, or the occurrence or escalation of any other disaster, pandemic, calamity or crisis, whether natural or manmade, to the extent, and only to the extent, the effects do not disproportionately affect the Company as compared to other participants in the industries in which the Company operates, (D) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law, executive order, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for modified business practices or requirements, business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation, to the extent, and only to the extent, the effects do not disproportionately affect the Company as compared to other participants in the industries in which the Company operates, or (E) the failure of the financial or operating performance of the Company to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Material Adverse Change”; provided further, that this clause (E) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets.

“Material Contract” is defined in Section 5.11(a).

“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” is defined in Section 5.6.

“Net Current Asset Consideration” is defined in Section 3.1.

“Net Current Asset Value” means the aggregate amount of current assets of the Company, including any (i) recoverable VAT in respect of any VAT period ended prior to the Relevant Time and (ii) recoverable research and development tax credit attributable to the Company’s 2020 fiscal year, (excluding the Cash and excluding any other deferred Tax asset), less the total liabilities of the Company (excluding Indebtedness and excluding any deferred Tax liability), including all Transaction Expenses, as at the Relevant Time as shown in the Final Closing Statement.

“Net Current Asset Value Excess” means the amount (if any) by which the Net Current Asset Value exceeds the Target Net Current Asset Value.

“Net Current Asset Value Shortfall” means the amount (if any) by which the Net Current Asset Value is less than the Target Net Current Asset Value.

“Non-Disclosure Agreement” means that certain Confidentiality Agreement, dated April 16, 2021, by and between Buyer and the Company.

“Non-Qualifying Options” means the options granted by the Company over shares in the capital of the Company that are not EMI Options.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice, including any conduct, practice or action taken in response to, in connection with, or as a result of, COVID-19 or Pandemic Measures.

“P&CA” means that certain put and call option agreement dated prior to the date of this Agreement between the Buyer and the Seller.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, executive order, directive, guidelines or recommendations by any Governmental Entity, branch of government or industry group in connection with or in respect to COVID-19 or any other pandemic or epidemic.

“Partial Exit Event” is defined in Section 3.2(b)(i)(C).

“Party” means Buyer, the Company, the Seller and the Seller’s Representatives.

“Per Share Value” means US$4.34186.

“Permit” means any consent, approval, clearance, variance, exemption, order, authorization, certificate, filing, notice, permit, registration, license, and consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” means the following: (i) statutory Liens for Taxes not yet due or payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the face of the balance sheets set forth on Section 5.6 of the Disclosure Letter, (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent, and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means an individual, corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, Governmental Entity, unincorporated organization, a division or operating group of any of the foregoing or any other entity or organization.

“Personal Data” means any data or information in any media that is used or reasonably capable of being used to identify an individual, or information that constitutes personal data or personal information under any applicable Law.

“Post-Closing Tax Period” means any Tax Period beginning after the Relevant Time and that portion of any Straddle Period beginning after the Relevant Time.

“Potential Proceeds” means the aggregate gross proceeds, whether in cash, Relevant Securities or surplus assets, that either (a) will be paid or payable at the consummation of an Exit Event or Partial Exit or (b) that could potentially be paid or payable following the consummation of such Exit Event or Partial Exit, including upon the satisfaction of contingencies, to the stockholders of the Buyer in connection with an Exit Event or Partial Exit as consideration for their shares of capital stock of Buyer (or to the relevant Buyer Group Company (as the case may be) as consideration for the assets of any Buyer Group Company where the sale, transfer or other disposition of the assets constitutes an Exit Event or Partial Exit), which shall include without limitation the following:

(i) any Relevant Securities at the value attributed to them on the completion of the Exit Event; and

(ii) any other non-cash form of consideration paid or payable to the stockholders of the Buyer (or the relevant Buyer Group Company as the case may be) in connection with the Exit Event at the value attributed to them on the completion of the Exit Event; and

(iii) the risk-adjusted present value of any consideration payable in connection with the Exit Event or Partial Exit to the extent the amount of such consideration is not ascertainable at the time of the consummation of such Exit Event or Partial Exit, including royalty payments; and

(iv) any other deferred or contingent consideration, including earn-out payments, which, in each case, shall be included in the calculation of Potential Proceeds on the basis that it is assumed that all such amounts will become payable.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Relevant Time and that portion of any Straddle Period ending on and including the Relevant Time.

“Pre-Closing Taxes” means (i) all Taxes of the Company for all taxable periods ending on or before the Relevant Time and the portion through the end of the Relevant Time for any Straddle Period (determined in accordance with the final sentence of this definition), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Relevant Time including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; and (iii) any and all Taxes of any person imposed on the Company for any period as a transferee or successor in respect of a transaction occurring on or before the Relevant Time, by law, contract, or otherwise. In case of any Straddle Period, the amount of any Taxes of the Company that shall be allocated to the portion of such Straddle Period through the end of the Relevant Time shall (x) in the case of property or similar ad valorem Taxes, equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period through and including the Relevant Time and the denominator of which is the total number of days in such Straddle Period, and (y) in the case of all other Taxes, be determined based on an interim closing of the books as of the close of business at the Relevant Time.

“Previous Sellers” means all the shareholders in the Company as at the Relevant Time other than the Seller.

“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Data, and any implementing directive or related legislation, rule, regulation and binding regulatory guidance, as amended, extended, repealed and replaced, or re-enacted from time-to-time.

“Proceeds” means the actual gross proceeds (whether in cash, Relevant Securities or surplus assets) actually paid or payable to the stockholders of the Buyer in connection with an Exit Event or a Partial Exit as consideration for their shares of capital stock of Buyer, which shall include without limitation the following:

(i) any shares or other Relevant Securities at the value attributed to them on the completion of the Exit Event or a Partial Exit;

(ii) any other form of non-cash consideration paid or payable to the stockholders of the Buyer in connection with the Exit Event or Partial Exit at the value attributed to them on the completion of the Exit Event or Partial Exit; and

(iii) the risk-adjusted present value of any consideration payable in connection with the Exit Event or Partial Exit to the extent the amount of such consideration is not ascertainable at the time of the consummation of such Exit Event or Partial Exit, including royalty payments.

“Pro Rata Percentage” means, with respect to the Seller and the Previous Sellers, the percentage amount obtained by dividing (i) the total number of shares of Company Ordinary Shares (including any shares of Company Ordinary Shares issued or issuable upon conversion of the Seed Preferred Shares, but excluding the A Pref Shares) held by the Seller and the Previous Sellers as of the Relevant Time by (ii) the total number of shares of Company Ordinary Shares (including any shares of Company Ordinary Shares issued or issuable upon conversion of the Seed Preferred Shares but excluding the A Pref Shares) held as of the Relevant Time by the Seller and all Previous Sellers.

“Process” or “Processed” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including, but not limited to, collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

“Real Property” is defined in Section 5.10(a).

“Registered Company IP” means all Company Intellectual Property (other than with respect to Standard Software) owned by the Company that has been or is registered, filed, certified, granted, or issued, or that has been or is subject to an application for registration, filing, certification, grant or issuance, in each case with, by or to any Governmental Entity.

“Released Matters” is defined in Section 8.9(a).

“Releasees” is defined in Section 8.9(a).

“Releasors” is defined in Section 8.9(a).

“Relevant Securities” means, in respect of any undertaking: (A) any share, security or other interest in the capital of such undertaking from time to time; and (B) any other security, option, warrant, agreement or instrument which confers any right to subscribe, exchange for, convert into or otherwise acquire any issue of any share, security or other interest in the capital of such undertaking.

“Relevant Time” means immediately prior to the acquisition of Control of the Company by the Buyer.

“Representative Losses” is defined in Section 4.6(c).

“Representatives” means, with respect to a Person, such Person’s legal, financial, accounting and other advisors and representatives.

“Sale Shares” is defined in the recitals of this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seed Consideration Shares” means the Consideration Shares issued as Seed Shares Consideration referred to in Section 3.1.

“Seed Preferred Shares” means the seed preferred shares of £0.001 each in the capital of the Company.

“Seed Share Consideration” is defined in Section 3.1.

“Seller” is defined in the preamble of this Agreement.

“Seller’s Account” means [***].

“Seller’s Representatives” is defined in Section 4.6(a).

“Share Consideration” means the Seed Share Consideration and the A Pref Share Consideration.

“Standard Software” means Software that is generally commercially available and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation.

“Stockholder Agreements” means that certain (i) Voting Agreement, dated as of August 30, 2021, by and among Buyer and the stockholders of Buyer party thereto and (ii) Right of First Refusal and Co-Sale Agreement, dated as of August 30, 2021, by and among Buyer and the stockholders of Buyer party thereto.

“Stock Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement, dated as of August 30, 2021, by and among Buyer and the Purchasers listed on Schedule 1 thereto.

“Straddle Period” means any taxable period that includes but does not end on the Relevant Time.

“Target Net Current Asset Value” means the amount of £0.

“Target Net Cash” means the amount of £0.

“Target Valuation Amount” means US$1,500,000,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any income, corporation, capital gains, alternative or add-on minimum, estimated, gross income, gross receipts, Indirect Taxes, use, ad valorem, franchise, Capital Stock or other equity securities, net worth, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security or national insurance contribution (or similar, including FICA), payroll, workers’ compensation, transfer, financial transaction, conveyance, documentary, stamp, property (real, tangible or intangible), premium, escheat obligation, unclaimed property, environmental, windfall profits, customs duties, or other taxes of any kind or any fees, charges, levies, excises, duties or assessments of any kind in the nature of taxes whatsoever, the clawback or other recovery of any credit, allowance or other amount previously paid or granted by a Taxing Authority, and any credit, allowance or other amount treated as an asset in the Closing Statement on the basis it is recoverable from or payable by a Taxing Authority which is unavailable to be recovered or is not paid or is subsequently required to be repaid to a Taxing Authority, together with any interest, fines, penalties, surcharges, charges or addition thereto, whether disputed or not, (ii) any Liability for the payment of any amount of any type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary or aggregate group for any Tax Period, (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person and (iv) any penalty imposed for the failure to file, properly to file, or timely to file any Tax Return.

“Tax-advantaged Scheme” means a scheme established by the Company which is intended to meet the requirements of any of the following provisions of ITEPA 2003 and has been notified to HMRC as meeting the relevant statutory requirements: (i) Schedule 2 (share incentive plans); (ii) Schedule 3 (SAYE option schemes); or (iii) Schedule 4 (company share option plans).

“Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, reporting, withholding, collection or imposition of Taxes.

“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, estimated tax filing, notice or certificate filed or required to be filed with any Taxing Authority in connection with the determination, assessment, reporting, withholding, collection, administration or payment of any Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, reporting, withholding, collection, administration or imposition of any Taxes.

“Third Party Claim” is defined in Section 9.4(c).

“TIOPA 2010” is defined in Section 5.15(q).

“Transaction Expenses” means, without duplication, any and all transaction fees, costs and expenses and any other amounts incurred or otherwise payable by the Company (on behalf of itself, the Previous Sellers, the Seller or any of their respective Affiliates) arising from or incurred in connection with the C/C Transaction Agreements and the transactions contemplated thereby (in each case, including any applicable Indirect Tax that is irrecoverable by the Company), including: (i) those of all investment bankers, attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Company prior to the Relevant Time in connection with the C/C Transaction Agreements or the transactions contemplated thereby, (ii) any management change of control, sale or retention bonus, severance, termination, incentive or similar amounts that become payable by the Company as a result of the execution and delivery of the C/C Transaction Agreements or the consummation of the transactions contemplated by the C/C Transaction Agreements, whether alone or in connection with any other subsequent event or action by the Company, pursuant to agreements entered into by the Company prior to the Relevant Time, (iii) the aggregate employer portion of any payroll Taxes required to be paid by the Company arising out of or resulting from any payments required to be made pursuant to the terms of the C/C Transaction Agreements, and (iv) any third party consent or other third party fees incurred by the Company in connection with the C/C Transaction Agreements or the transactions contemplated thereby, in each case (clauses (i) through (iv)), to the extent such fees and expenses and Indirect Taxes are accrued and owing by the Company and have not been paid as the Relevant Time.

“Transfer Taxes” is defined in Section 8.2(c).

“Upfront Cash Consideration” means US$1,185,625 in cash.

“US Person” has the meaning set forth in Rule 902(k) of Regulation S promulgated under the Securities Act.

Section 1.2. Interpretation. The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

Section 2.1. Purchase and Sale of the Shares. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Seller, the entire legal and beneficial interest in the number and class of Sale Shares owned by the Seller, fully paid up and free and clear from all Liens (other than Permitted Liens) and together with all rights now and in the future attaching to them (including the right to receive dividends or distributions declared, paid or made on or after the Closing).

Section 2.2. No Partial Sale. Buyer shall have no obligation to complete the sale and purchase of any Sale Shares pursuant to Section 2.1 unless the sale and purchase of all the Sale Shares is completed simultaneously.

Section 2.3. Existing Shareholder Agreement. Buyer agrees that notwithstanding the termination of the Existing Shareholder Agreement, Seller shall continue to have all of the rights and obligations under the Existing Shareholder Agreement until the Effective Time, when all rights and obligations shall cease automatically on the same terms as the termination of the Existing Shareholder Agreement.

ARTICLE 3

CONSIDERATION

Section 3.1. Consideration. The consideration for the Sale Shares shall be (1) in relation to the Seed Shares: (a) the issue of 921,843 Consideration Shares, free and clear of all Liens (the “Seed Share Consideration”)), (b) the payment of the Upfront Cash Consideration, (c) solely to the extent that such amounts become payable pursuant to Section 3.2, the Deferred Consideration Payment (or portions thereof) contemplated in Section 3.2, (d) an additional cash payment based on the aggregate of the Net Current Asset Value Excess, if any, less the Net Current Asset Value Shortfall, if any, plus the Actual Net Cash Excess, if any, less the Actual Net Cash Shortfall, if any which amount shall be payable in US Dollars calculated based on the Exchange Rate (the “Net Current Asset Consideration”), and the Seller shall receive its Pro Rata Percentage of the Net Current Asset Consideration; and (2) in relation to the A Pref Shares: the issue of 760,042 Consideration Shares, free and clear of all Liens (the “A Pref Share Consideration”).

Section 3.2. Deferred Consideration Payment. Following the Closing, the Buyer shall pay additional consideration (if any) for the Seed Shares (the “Deferred Consideration Payment”), in accordance with and subject to the terms and conditions set forth in this Section 3.2.

(a) Post-IPO Market Capitalization Trigger. Provided that the Buyer has not previously paid any portion of the Deferred Consideration Payment pursuant to Section 3.2(b), following the completion of the IPO, upon the first occurrence of the total market capitalization of Buyer (or the relevant Buyer Group Company) being equal to or in excess of the Target Valuation Amount, based on a 5-day volume-weighted average price of a share of the publicly traded capital stock of Buyer (or the relevant Buyer Group Company) as traded on a Major Securities Exchange, the Buyer shall pay, or cause to be paid to the Seller, an aggregate amount equal to the Deferred Consideration Payment Amount in accordance with Section 3.2(g) below.

(b) Exit Event Trigger. Provided that the Buyer has not previously paid the Deferred Consideration Payment pursuant to Section 3.2(a), the following provisions shall apply:

(i) In the event that there is an Exit Event for which the Potential Proceeds are equal to or greater than the Target Valuation Amount, the Buyer shall pay, or shall cause to be paid, to the Seller, an aggregate amount equal to the Deferred Consideration Payment Amount in accordance with Section 3.2(g) below; provided, that,

(A) if and to the extent Proceeds in such an Exit Event are payable on an installment basis (collectively, the “Proceeds Installments” and each, a “Proceeds Installment”), then until the aggregate Proceeds Installments actually paid to the stockholders in the Buyer in connection with the Exit Event are greater than or equal to the Target Valuation Amount, the Buyer shall pay, or shall cause to be paid, to the Seller within fifteen (15) Business Days following the payment of each Proceeds Installment, an aggregate portion of the Deferred Consideration Payment Amount equal to the product of (A) the Deferred Consideration Payment Amount multiplied by (B) the quotient of the amount of such Proceeds Installment divided by the Target Valuation Amount, such payment to be made in accordance with Section 3.2(g);

(B) if as a result of the first Exit Event to occur following the date hereof, the holders of the Buyer’s outstanding capital stock as of immediately prior to such Exit Event sell, transfer or otherwise dispose of less than 100% of the issued shares of the Buyer’s capital stock (100% of such shares, the “Subject Shares”), and the Implied Value (as defined below) resulting from such Exit Event is equal to or greater than the Target Valuation Amount, the Buyer shall pay, or shall cause to be paid, to the Seller within fifteen (15) Business Days following the consummation of such Exit Event, such payment to be made in accordance with Section 3.2(g), an aggregate portion of the Deferred Consideration Payment Amount equal to the product of (A) the Deferred Consideration Payment Amount multiplied by (B) the quotient of the amount of such Proceeds divided by the Target Valuation Amount (provided that the aggregate Deferred Consideration Payment Amount payable hereunder shall in no event exceed $6,157,777);

(C) subject to Section 3.2(b)(iv), if within the five (5) year period immediately following the consummation of the first Exit Event described in Section 3.2(b)(i)(B) above to occur (the “First Exit Event”), there is a sale, transfer or other disposition (including for the avoidance of doubt an IPO occurring subsequent to a First Exit Event) in one or more transactions of some or all of the Subject Shares that were not sold, transferred or otherwise disposed of under the First Exit Event (the “Remaining Shares”) representing at least 5% of the Subject Shares, and the Implied Value (as defined below) of such transaction is equal to or greater than the Target Valuation Amount (in each case a “Partial Exit”), the Buyer shall in respect of each Partial Exit pay, or shall cause to be paid, to the Seller within fifteen (15) Business Days following the Buyer’s receipt of notice of a transfer of stock that constitutes a Partial Exit (including where the stock is listed as part of an IPO occurring subsequent to a First Exit Event), an aggregate portion of the Deferred Consideration Payment Amount equal to the product of (1) the Deferred Consideration Payment Amount multiplied by (2) the quotient of such Proceeds attributable to the Partial Exit divided by the Target Valuation Amount (provided that the aggregate Deferred Consideration Payment Amounts payable hereunder shall in no event exceed $6,157,777), which amount to be paid in accordance with Section 3.2(g).

(ii) The “Implied Value” means, with respect to an Exit Event or Partial Exit, the quotient of (A) the aggregate amount of Potential Proceeds payable in respect of the relevant sale, transfer or other disposition of the Subject Shares or the Remaining Shares (as the case may be), divided by (B) a fraction, the numerator of which is equal to the number of Subject Shares or Remaining Shares (as the case may be) sold, transferred or disposed of in such Exit Event or Partial Exit, and the denominator of which is equal to the aggregate number of shares of the Buyer’s capital stock outstanding immediately prior to such transaction on a fully-diluted basis.

(iii) All references to a number or class of Subject Shares, Remaining Shares or shares of capital stock in this Section 3.2 shall be subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations, consolidations and other variations to the capital stock of the Buyer (and for the avoidance of doubt, includes any replacement shares of capital stock in a Buyer Group Company following a reorganisation of the Buyer Group) and such variations shall be notified in writing to the Seller’s Representatives within 15 Business Days of the variation.

(c) For clarity, in no event shall the aggregate amounts payable under this Section 3.2 exceed the Deferred Consideration Payment Amount.

(d) Notwithstanding anything to the contrary set forth in this Section 3.2, at any time following or concurrently with the Buyer’s first payment of any portion of the Deferred Consideration Payment Amount, the Buyer may elect in its sole discretion to pay to the Seller the remaining unpaid portion of the Deferred Consideration Payment Amount, whether or not due and payable pursuant to the terms hereof, which payment shall be made in accordance with Section 3.2(g).

(e) The Buyer shall notify the Seller’s Representatives in writing of the occurrence of a Deferred Consideration Payment Event as soon as reasonably practicable but no later than 10 Business Days after such occurrence, or with respect to a Partial Exit, no later than 10 Business Days after Buyer’s receipt of notice of the occurrence of a Partial Sale from the holder of Subject Shares that consummated such Partial Sale or from any other Person. The Buyer’s notice to the Seller’s Representatives shall be accompanied by a statement setting out in reasonable detail the terms of such Deferred Consideration Payment Event including the timing of payments due to the Seller in accordance with this Section 3.2 and appropriate supporting evidence to the reasonable satisfaction of the Seller’s Representatives. The Buyer shall supply to the Seller’s Representatives any information, documentation or evidence as they may reasonably require at any time during the Deferred Consideration Payment Period in relation to their rights under this Section 3.2 within a reasonable time following Buyer’s receipt of a written request from the Seller’s Representatives.

(f) If at any time during the Deferred Consideration Payment Period, there is a reorganization of the Buyer Group Companies such that Buyer is no longer the ultimate parent entity of all of the operating companies of the Buyer Group, Buyer shall cause the new parent entity of the Buyer Group to fully assume and agree to pay and discharge Buyer’s obligations under this Section 3.2 provided that for the avoidance of doubt the Buyer shall not be released from its obligations to pay any Deferred Consideration Payment unless the new parent entity of the Buyer Group has entered into a written agreement assuming the obligations of the Buyer on terms agreed with the Seller’s Representatives (such consent not to be unreasonably withheld or delayed) and a copy of such fully executed agreement has been provided to the Seller’s Representatives.

(g) All and any amounts of the Deferred Consideration Payment due to the Seller under this Section 3.2 shall be paid within fifteen (15) Business Days of the date that the Deferred Consideration Payment(s) becomes payable in accordance with this Section 3.2 by the Buyer and shall be satisfied by the relevant payment in cash.

(h) If a dispute arises between the parties under this Section 3.2 in relation to the calculation of Potential Proceeds, Proceeds or Implied Value, whether or not a Partial Exit has occurred or any adjustments under Section 3.2(b)(iii), then either the Buyer or the Seller’s Representative may serve notice on the other (a “Notice of Dispute”). During the first thirty (30) days following the date upon which a Notice of Dispute is served, the Seller’s Representatives and Buyer shall attempt in good faith to resolve the differences that they may have with respect to the matters set forth in the Notice of Dispute. If at the end of such thirty (30) day period Buyer and the Seller’s Representatives have not reached agreement on such matters unless the period has been extended in writing by Buyer and the Seller’s Representatives, the matters that remain in dispute shall be submitted to the Independent Investment Bank for determination. Except for the purpose of engaging the Independent Investment Bank, none of Buyer, the Seller, the Seller’s Representatives, the Company, or their Affiliates shall make any ex parte contact with the Independent Investment Bank. As promptly as practicable (but in no event more than thirty (30) days) after the retention of the Independent Investment Bank, Buyer and the Seller’s Representatives shall each prepare and submit a presentation to the Independent Investment Bank regarding their positions on the disputed matters. As soon as practicable thereafter, but in any event within thirty (30) days after the Seller’s Representatives and Buyer submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed matters, the Independent Investment Bank Firm shall determine the amount of each item in dispute, which shall include an explanation in writing of the Independent Investment Bank’s reasons for the determinations set forth therein. In making their determination, the Independent Investment Bank shall (i) act as an expert and not as an arbitrator and (ii) shall address only those matters in dispute, which such matters shall be determined on the merits of the matters submitted. The decision of the Independent Investment Bank shall be final and binding on Buyer and the Seller in the absence of manifest error. The costs, fees and expenses of the Independent Investment Bank in connection with the Independent Investment Bank’s review pursuant to this Section, shall be borne equally by Buyer on the one hand and the Seller and the Previous Sellers on the other hand. The Independent Investment Bank shall conduct its determination in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.

ARTICLE 4

CLOSING

Section 4.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signature pages on the date hereof or at such other place and time as the parties hereto may agree (the date on which the Closing occurs is referred to herein as the “Closing Date”) and be deemed to be effective as of the execution and delivery of this Agreement by the parties hereto on the Closing Date (the “Effective Time”).

Section 4.2. Actions in Connection with the Closing.

(a) At the Closing, the Company shall deliver to Buyer at Closing:

(i) a certified copy of the minutes of the meeting or written resolutions of the board of directors of the Company (A) approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) approving and authorizing the transfer of the Sale Shares at Closing to Buyer, (C) approving and authorizing the execution of such documents as are to be entered into by the Company in connection with the transactions contemplated by this Agreement (including, where applicable, those documents identified in this Section 4.2(a)), (D) approving and authorizing (1) registration of Buyer (or its nominee) as the holder of the Sale Shares in the Company’s register of members and statutory books as soon as possible following Closing, subject only to the stock transfer forms transferring the Sale Shares to Buyer being duly stamped, and (2) issuance by the Company to Buyer immediately following Closing and the payment of stamp duty of share certificates representing the Sale Shares, and (H) approving the making of all other entries into other corporate records of Buyer as may be necessary;

(ii) a copy of the written resolution of the shareholders of the Company, in agreed form;

(iii) a draft share certificate, in agreed form, representing the Sale Shares to be issued by the Company in favour of the Buyer.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller:

(i) the Consideration Shares (which shall be evidenced by Buyer entering into its electronic stock ledger the name of the Seller and the number and type of Consideration Shares within fifteen (15) days following the Closing);

(ii) the Upfront Cash Consideration;

(iii) the Seller’s Pro Rata Percentage of the Estimated Net Current Asset Consideration;

(iv) duly executed counterparts of the Stockholder Agreements; and

(v) resolutions of the Buyer’s board of directors (A) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) approving the issuance of the Consideration Shares to the Seller, and (C) approving, the entry into the electronic stock ledger of the Buyer the names of the Seller as the holders of the Consideration Shares and the making of such entries into other corporate records of the Buyer as may be necessary.

(c) At the Closing, the Seller shall deliver, or cause to be delivered, to Buyer each of the following:

(i) duly executed stock transfer forms, in agreed form, transferring its Seed Shares and A Pref Shares to Buyer (or its nominee) together with the share certificate(s) issued by the Company representing such Sale Shares; provided, that, if the Seller cannot deliver such original share certificate(s) it shall instead deliver to Buyer (or its nominee) an indemnity with respect to such certificate(s) in customary form;

(ii) a properly executed Form W-9, Form W-8BEN-E, Form W-8BEN or Form W-8IMY, as applicable, in form and substance acceptable to Buyer;

(iii) a duly executed counterpart of the Stockholder Agreements;

(iv) such waivers or consents as the Buyer may require to enable the Buyer to be registered as holders of the Sale Shares;

(d) At Closing the Upfront Cash Consideration and the Seller’s Pro Rata Percentage of the Estimated Net Current Asset Consideration shall be made in United States Dollars by electronic transfer of immediately available funds to the Seller’s Account. The payment to the Seller’s Account of the Upfront Cash Consideration and the Seller’s Pro Rata Percentage of the Estimated Net Current Asset Consideration will satisfy and discharge the Buyer’s obligations with respect to the payment thereof in their entirety subject to Section 4.8, and the Buyer will have no further obligation, liability or responsibility with respect to the payment of the Upfront Cash Consideration and the Seller’s Pro Rata Percentage of the Estimated Net Current Asset Consideration to the Seller.

Section 4.3. Voting Power Pending Registration

(a) With effect from the Closing the Seller irrevocably and unconditionally appoints Buyer as its lawful agent and attorney to exercise all rights which the Seller may have in its capacity as registered holder of its Sale Shares including (but not limited to) any right to:

(i) receive notice of, attend and vote at, any meeting of the shareholders of the Company (or any class thereof) or at any adjourned meeting of the shareholders of the Company (or any class thereof);

(ii) nominate any proxy to attend and vote at any meeting of the shareholders of the Company (or any class thereof);

(iii) consent to any meeting of the shareholders of the Company (or any class thereof) being held on short notice;

(iv) consent to any variation of any rights attaching to any class of Sale Share;

(v) approve any resolution of the shareholders of the Company (or any class thereof) proposed by way of written resolution;

(vi) deal with, and give directions in respect of, any dividends, moneys, securities, benefits, notices or communications (in whatever form) in respect of the Sale Shares,

(b) With effect from the Closing the Seller undertakes:

(i) not to exercise any rights attaching to its Sale Shares other than on the express written instruction of Buyer;

(ii) to hold on trust for Buyer and to notify promptly Buyer of anything received by it after Closing in its capacity as holder of any Sale Shares, and to act promptly in accordance with Buyer’s instructions to the fullest extent permitted by law in relation to any such thing; and

(iii) to ratify whatever Buyer lawfully does or causes to be done under the authority or purported authority of the power of attorney conferred by Section 4.3(a).

(c) The powers of attorney conferred by Section 4.3(a) are given to secure the proprietary interests of Buyer in the Sale Shares with effect from Closing and are irrevocable unless revoked with the prior written consent of Buyer. Such power of attorney shall terminate (without prejudice to anything done by Buyer before termination) on the date on which Buyer (or its nominee) is entered in the register of members of the Company as the legal holder of the relevant Sale Shares.

Section 4.4. Company Share Options.

(a) The Company shall not permit any Company Share Option that is outstanding and is not exercised at or immediately prior to the Relevant Time, whether or not vested, to be exercised following the Relevant Time, and no consideration shall be delivered in exchange for any such Company Share Option.

(b)

Section 4.5. Consideration Shares and Share Certificate Procedures.

(a) Buyer shall issue to the Seller the number and type of Consideration Shares comprising the Share Consideration to which the Seller is entitled pursuant to Section 4.2(b)(i) with respect to its Sale Shares as set out in the Consideration Schedule,. All shares of Buyer A Preferred Stock issued to the Seller hereunder shall be recorded in book entry form in Buyer’s electronic stock ledger.

(b) Subject to the terms and conditions of this Agreement, Buyer shall be permitted to rely, without further inquiry, on the Consideration Schedule in delivering any Consideration Shares to the Seller under this Agreement.

Section 4.6. Seller’s Representatives.

(a) The Seller irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints Robert Ian Horobin and Miriam Cha as the exclusive, true and lawful agents, representatives and attorneys-in-fact of the Seller (the “Seller’s Representatives”) with authority, for and on behalf of the Seller to take such actions and exercise such discretions as may be required pursuant to the terms of this Agreement and any related document or instrument, including but not limited to the following:

(i) act for the Seller with regard to all matters pertaining to indemnification under this Agreement, including the power to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims;

(ii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Seller’s Representatives deem necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) do or refrain from doing any further act or deed on behalf of the Seller that the Seller’s Representatives deem necessary or appropriate in their discretion relating to the subject matter of this Agreement as fully and completely as the Seller could do if personally present;

(iv) give or receive notices to be given or received by the Seller under this Agreement; and

(v) receive service of process in connection with any claims under this Agreement;

provided that, the Seller’s Representatives shall not have the authority, for or on behalf of the Seller, to take any actions or exercise any discretion with respect to a claim by Buyer against the Seller relating to a breach by the Seller of any of its representations or warranties set forth in Article 7 including any indemnification of such breach under Section 9.2 or for any breach by the Seller of the covenants given by the Seller in Section 8.4 or Section 8.5.

Except as stated above in relation to Article 7, all actions, notices, communications and determinations by or on behalf of the Seller in connection with this Agreement shall be given or made by the Seller’s Representatives and all such actions, notices, communications and determinations by the Seller’s Representatives shall conclusively be deemed to have been authorized by, and shall be binding upon, the Seller, and the Seller shall not have the right to object, dissent, protest or otherwise contest the same.

(b) If either of the Seller’s Representatives resigns, dies or becomes legally incapacitated, a majority of the Seller and the Previous Sellers, based on their Pro Rata Percentages, promptly shall designate in writing to Buyer a Person to fill the vacancy as the successor Seller’s Representative. If at any time there shall not be any Person serving as the Seller’s Representatives and the Seller fails to designate a successor in accordance with the foregoing provisions within thirty (30) calendar days, then Buyer may have a court of competent jurisdiction appoint a Seller’s Representative hereunder. A majority of the Seller and the Previous Sellers, based on their Pro Rata Percentages, may also replace any Person comprising the Seller’s Representatives from time to time and for any reason upon at least ten days’ prior written notice to Buyer.

(c) The Seller’s Representatives shall not be paid any fee for services to be rendered hereunder but shall be entitled to reimbursement from the Seller (in an amount equal to its Pro Rata Percentage) of all of its out-of-pocket costs and expenses incurred as the Seller’s Representatives. In connection with this Agreement and any other Contract, certificate or other document in connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred on the Seller’s Representatives under this Agreement, (i) to the extent consistent with the scope if his powers set forth herein, the Seller’s Representatives shall incur no responsibility or liability whatsoever to the Seller by reason of any error in judgment or other act or omission performed or omitted under this Agreement, or any other Contract, certificate or other document in connection with this Agreement, except for responsibility or liability directly resulting from a Seller’s Representative’s gross negligence or fraud, and (ii) the Seller’s Representatives shall be entitled to rely on the advice of counsel, public accountants or other independent experts, in each case experienced in the matter at issue, and any error in judgment or other act or omission of the Seller’s Representatives pursuant to such advice shall in no event subject the Seller’s Representatives to Liability to the Seller. The Seller shall indemnify the Seller’s Representatives from and against its Pro Rata Percentage of any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller’s Representatives’ execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Losses are suffered or incurred; provided, that in the event that any such Representative Losses are finally adjudicated to have been directly caused by the gross negligence or fraud of a Seller’s Representative, the Seller’s Representative will reimburse the Seller the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or fraud. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Seller set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller’s Representatives under this Section 4.6(c). The foregoing indemnities will survive the Closing, the resignation or removal of the Seller’s Representatives or the termination of this Agreement. The Seller’s Representatives shall not be obliged to incur any fees, expenses or other liabilities in their capacity as Seller’s Representatives under this Section 4.6 unless the Seller has contributed to its Pro Rata Percentage of such fees, expenses or other liabilities unless the Seller’s Representatives agree otherwise in writing.

(d) Each of the Seller’s Representatives shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of its duties as the Seller’s Representative. In addition, each of the Seller’s Representatives shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Law; provided that (i) the Seller’s Representatives may disclose such nonpublic information to legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising the Seller on any information disclosed to the Seller’s Representative pursuant to this Agreement), (ii) the Seller’s Representatives (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Action or investigation relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Seller’s Representatives pursuant to this Agreement and (iii) the Seller’s Representatives may disclose to the Seller any information disclosed to the Seller’s Representatives subject to the Seller agreeing with the Seller’s Representatives in writing to restrictions on the disclosure and use of such information consistent with the restrictions to which the Seller’s Representatives is subject.

(e) Buyer shall be entitled to rely on the authority of the Seller’s Representatives (as evidenced by an instrument in writing signed by the Seller’s Representatives) as the agent, representative and attorney-in-fact of the Seller for all purposes under this Agreement and shall have no Liability for any such reliance. No Seller may revoke the authority of the Seller’s Representatives. Each Seller hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Seller’s Representatives in the exercise of the power-of-attorney granted to the Seller’s Representatives pursuant to this Section 4.6, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of the Seller.

Section 4.7. Withholding Rights. Notwithstanding anything herein to the contrary, the Buyer will be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be remitted by Buyer to the applicable Governmental Entity and will be treated for all purposes of this Agreement as having been paid hereunder.

Section 4.8. Closing Statement Adjustment.

(a) Not later than thirty (30) days after the Relevant Time, Buyer shall deliver to the Seller’s Representatives a draft Closing Statement as at the Relevant Time (“Draft Closing Statement”) or a Final Closing Statement as at the Relevant Time if this has been agreed or determined as between the Buyer and the Seller’s Representative following the consummation of the C/C Transaction.

(b) If the Buyer delivers a Draft Closing Statement, the Draft Closing Statement shall become final and binding upon Buyer and the Seller on the date (the “Settlement Date”) that is the earlier of (i) the date that the Seller’s Representatives deliver written notice to Buyer that they agree to the contents of the Draft Closing Statement and accept the Draft Closing Statement as final; and (ii) the date that is thirty (30) days following receipt of the Draft Closing Statement by the Seller’s Representatives, in each case, unless the Seller’s Representatives give written notice of the Seller’s Representatives’ disagreement (“Notice of Disagreement”) which shall specify in reasonable detail (A) each matter or item in dispute and (B) each matter or item not in dispute and any adjustments which the Seller’s Representatives consider should be made to the Draft Closing Statement to Buyer prior to such date. At all times, the Seller’s Representatives shall be entitled to have reasonable access to the books and records of the Company and the working papers of Buyer prepared specifically in connection with calculations set forth in the Draft Closing Statement and, upon reasonable prior notice, shall be entitled to discuss such books and records and working papers, and the calculation thereof, with Buyer and those Persons responsible for the preparation thereof.

(c) If a Notice of Disagreement is tendered in accordance with the terms hereof, then the Draft Closing Statement (as revised in accordance with this Section 4.8(c), if applicable) shall become final and binding on Buyer and the Seller on, and the Settlement Date shall be, the earlier of: (i) the date upon which the Seller’s Representatives and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement; and (ii) the date upon which the Draft Closing Statement (as revised in accordance with this Section 4.8(c), if applicable) is issued by the Independent Accounting Firm. During the first thirty (30) days following the date upon which Buyer receives a Notice of Disagreement, the Seller’s Representatives and Buyer shall attempt in good faith to resolve the differences that they may have with respect to the matters set forth in the Notice of Disagreement. If at the end of such thirty (30) day period Buyer and the Seller’s Representatives have not reached agreement on such matters unless the period has been extended in writing by Buyer and the Seller’s Representatives, the matters that remain in dispute shall be submitted to the Independent Accounting Firm for determination. Except for the purpose of engaging the Independent Accounting Firm, none of Buyer, Seller, the Seller’s Representatives, the Company, or their Affiliates shall make any ex parte contact with the Independent Accounting Firm. As promptly as practicable (but in no event more than thirty (30) days) after the retention of the Independent Accounting Firm, Buyer and the Seller’s Representatives shall each prepare and submit a presentation to the Independent Accounting Firm regarding their positions on the disputed matters. As soon as practicable thereafter, but in any event within thirty (30) days after the Seller’s Representatives and Buyer submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed matters, the Independent Accounting Firm shall determine the amount of each item in dispute, which shall include an explanation in writing of the Independent Accounting Firm’s reasons for the determinations set forth therein. In making their determination, the Independent Accounting Firm shall act as an expert and not as an arbitrator and shall address only those matters in dispute, which such matters shall be determined on the merits of the matters submitted. The decision of the Independent Accounting Firm shall be final and binding on Buyer and the Seller except in the case of manifest error. The costs, fees and expenses of the Independent Accounting Firm in connection with the Independent Accounting Firm’s review pursuant to this Section 4.8(c), shall be borne equally by Buyer on the one hand and the Previous Sellers and the Sellers on the other hand. The “Final Closing Statement” shall be (i) if a Draft Closing Statement is delivered to the Seller in accordance with Section 4.8(a), the Closing Statement, as finally determined pursuant to Sections 4.8(a) to (c) or (ii) if a Final Closing Statement is delivered to the Buyer in accordance with Section 4.8(a), that Final Closing Statement. The Independent Accounting Firm shall conduct its determination in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The Parties agree that the determination of the Independent Accounting Firm shall be final and binding on the Parties and the Settlement Date shall be the date on which the Final Closing Statement has been finalized by the Independent Accounting Firm.

Section 4.9. Final Closing Statement. In the event that the difference of (x) the Net Current Asset Consideration reflected in the Final Closing Statement, minus (y) the Estimated Net Current Asset Consideration:

(a) is a negative number (the “Shortfall”), the Buyer shall be entitled to cancel a number of Seed Consideration Shares held by the Seller equal to the Seller’s Pro Rata Percentage of such Shortfall, divided by the Per Share Value; or

(b) is a positive number (the “Excess”), the Buyer shall pay the Seller’s Pro Rata Percentage of the Excess to the Seller in accordance with Section 4.2(d), in each case within 5 Business Days after agreement or determination of the Final Closing Statement in accordance with Section 4.8.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as of the Relevant Time, except as disclosed by the Company in the disclosure letter delivered to the Buyer by the Previous Sellers in connection with the C/C Transaction (the “Disclosure Letter”), as follows:

Section 5.1. Organization and Standing; No Subsidiaries.

(a) The Company (i) is a corporation duly incorporated and validly existing under the Laws of England and Wales; (ii) has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own or lease or otherwise hold and operate its assets and properties and to carry on its business as being conducted as of the Relevant Time and (iii) is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or registration necessary (except where such failure to be so qualified, licensed or registered would not reasonably be expected to result in a Material Adverse Change). The Company has made available to Buyer true, complete and correct copies of its Constitutive Documents, as amended. The Company has made available to Buyer true, complete and correct copies of the stock certificates, statutory books and the minute books of the Company. The Company is not in violation of any of the provisions of its Constitutive Documents.

(b) The Company (i) does not own any Capital Stock of, or any equity interest of any nature in, any other Person, and (ii) is not a participant in any joint venture, partnership or similar arrangement.

Section 5.2. Power and Authority; Binding Agreement; Insolvency. The Company has all requisite corporate power and authority to execute, deliver and perform the C/C Agreements and to consummate the transactions contemplated thereby and to perform its obligations thereunder. The execution and delivery by the Company of the C/C Agreements and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize the C/C Transaction Agreements or to consummate the transactions contemplated thereby. The C/C Transaction Agreements have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity. The Company is not insolvent under any Laws applicable to it, nor unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due, nor has any arrangement (whether by court proceedings or otherwise) been proposed under which its creditors (or any group of them) could receive less than the amounts due to them nor are any proceedings in relation to any compromise or arrangement with creditors, any winding up, bankruptcy or other insolvency proceedings concerning it (or any of its assets or interests) current, pending or threatened.

Section 5.3. Capitalization.

(a) The whole of the allotted and issued Company Capital Stock as of the Relevant Time consists of (i)64,244 shares of Company Ordinary Shares and (ii) 17,898 shares of Seed Preferred Shares. The Sale Shares and the shares held by the Previous Sellers constitute the entire issued and to be issued share capital of the Company, are the whole of the allotted and issued shares of Company Capital Stock and have been duly authorized and validly issued, and are fully paid up and no sum is outstanding in respect of any Sale Share or share held by any Previous Seller. Save for the Sale Shares and the shares in the Company held by the Previous Sellers, no Relevant Securities exist in respect of the Company (nor is there any agreement or arrangement for the creation, constitution, grant or issuance of any Relevant Securities in respect of the Company (other than the Sale Shares and the A Pref Shares)).

(b) Section 5.3(b) of the Disclosure Letter sets forth as of the Relevant Time a complete and accurate list of the holders of Company Capital Stock, showing the number of shares of such Capital Stock, and the class or series of such shares, held by each such shareholder and, with respect to shares other than Company Ordinary Shares, the number of shares of Company Ordinary Shares

(if any) into which such shares are convertible. The Company holds no shares of Company Capital Stock in its treasury. All of the allotted and issued shares of Company Capital Stock have been offered, validly issued and sold by the Company in compliance and accordance with, and no transfer (or purported transfer) of any shares of Company Capital Stock has been made at any time in breach of, all applicable securities Laws and the Company’s articles of association. To the Company’s knowledge, the shares of Company Capital Stock owned as of the Relevant Time by each record holder listed on Section 5.3(b) of the Disclosure Letter are owned free and clear of all Liens except for restrictions on transfer under customary shareholder agreements between the holder thereof and the Company and under applicable securities Laws.

(c) Section 5.3(c) of the Disclosure Letter sets forth as of the Relevant Time a complete and accurate list of all holders of outstanding Company Share Options, indicating, with respect to each Company Share Option, the Company Share Plan under which it was granted, the number of shares of Company Ordinary Shares subject to such Company Share Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). Section 5.3(c) of the Disclosure Letter sets forth, as of the Relevant Time , a complete and accurate list of all Company Share Plans, indicating for each Company Share Plan the number of shares of Company Ordinary Shares issued thereunder, the number of shares of Company Ordinary Shares subject to outstanding options thereunder and the number of shares of Company Ordinary Shares reserved for future issuance thereunder. Except as set forth on Section 5.3(c) of the Disclosure Letter, there is no allotted or issued Company Share Option that has not been granted under a Company Share Plan. No Company Share Option is exercisable for any class or series of Company Capital Stock other than Company Ordinary Shares. Each Company Share Option (i) was granted in compliance with all applicable Laws and all terms and conditions of the applicable Company Share Plan and (ii) has an exercise price per share of Company Ordinary Share equal to or greater than the fair market value of a share of Company Ordinary Share on the date of such grant.

(d) Except as set forth in this Section 5.3 or in Section 5.3(d) of the Disclosure Letter, (i) there are no allotted or issued options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Company Capital Stock, or any securities convertible into or exchangeable for shares of Company Capital Stock, (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, the Company or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock, (iii) the Company has not at any time purchased, redeemed or repaid any of the Company Capital Stock or otherwise agreed to reduce any class of its issued share capital or carried out any transaction having the effect of a reduction of capital, and (iv) there are no allotted, issued or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Capital Stock or the value of the Company or any part thereof.

Section 5.4. Non-contravention.

(a) The execution and delivery by the Company of the C/C Transaction Agreements, the consummation of the transactions contemplated thereunder and the compliance by the Company with the provisions of the C/C Transaction Agreements, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien other than Permitted Liens in or upon any of the properties or assets of the Company, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of the Company, (ii) any Contract to which the Company is a party or bound by or by which its assets or properties are bound or under which the Company has rights or benefits or (iii) any Law or Judgment applicable to the Company or its assets or properties, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to be material to the Company.

(b) No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is necessary or required by or with respect to the Company in connection with the execution and delivery by the Company of the C/C Transaction Agreements, the consummation by the Company of the transactions contemplated by the C/C Transaction Agreements or the compliance by the Company with the provisions of the C/C Transaction Agreements.

Section 5.5. Compliance with Laws; Permits.

(a) The Company has at all times conducted its business and affairs in all material respects in accordance and compliance with all Laws and Judgments of any Governmental Entity applicable to it or to the conduct by the Company of its business, or the ownership or use of any of its assets and properties. To the knowledge of the Company, there is no order, decree or judgment of any Governmental Entity or authority outstanding or pending against the Company (or any person for whose acts the Company is vicariously liable) and the Company has not received a written or oral notice or other communication alleging a possible violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations.

(b) The Company validly holds and has in full force and effect all material Permits necessary for it to own, lease or operate its assets and properties and to carry on its businesses as now conducted, and there has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event giving to any Governmental Entity any right of termination, amendment or cancellation of, any such Permit. The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of the C/C Transaction Agreements or the consummation of the transactions contemplated hereunder.

Section 5.6. Financial Statements. Section 5.6 of the Disclosure Letter sets forth the unaudited balance sheet of the Company as of 31 December 2020 (such date, the “Most Recent Balance Sheet Date”), together with the related unaudited statements of income, profit and loss and changes in shareholders equity for the fiscal year then ended, together with the footnotes thereto (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared from the books and records of the Company and are consistent with the books and records of the Company in all material respects and (b) present fairly, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Company as of the respective dates thereof and for the periods referred to therein except that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments.

Section 5.7. Absence of Changes or Events. Since the Most Recent Balance Sheet Date and through the Relevant Time, except as set forth in Section 5.7 of the Disclosure Letter, (a) the Company has conducted its businesses only in the Ordinary Course of Business, (b) there has occurred no Material Adverse Change, nor any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

Section 5.8. Undisclosed Liabilities. Except (a) as reflected or reserved against in the Most Recent Balance Sheet, (b) otherwise incurred by the Company in the Ordinary Course of Business since the Most Recent Balance Sheet Date or (c) Liabilities incurred in connection with the C/C Transaction Agreements and the transactions contemplated thereby, the Company has no Liabilities other than (i) Liabilities under the executory portion of any Contracts of the Company (other than obligations due to breaches or non-performance under such Contracts) and (ii) Liabilities which are not required by GAAP to be reflected on a balance sheet or disclosed in the notes thereto.

Section 5.9. Assets.

(a) The Company is the true and lawful owner and has good and valid title to all assets (tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired by the Company, other than those sold or otherwise disposed of for fair value or consumed in the Ordinary Course of Business since the Most Recent Balance Sheet Date, in each case, free and clear of all Liens, other than Permitted Liens.

(b) The properties, rights and assets of the Company are sufficient for the Company to conduct the research, development, commercialization and exploitation of the products and product candidates of the Company as currently conducted.

Section 5.10. Real Property.

(a) The Company does not own, and has never owned, any title to any land, buildings, structures, easements or other rights and interests appurtenant thereto (“Real Property”).

(b) The Company is not party to, and has never been party to, any leases of Real Property.

Section 5.11. Contracts.

(a) Section 5.11(a) of the Disclosure Letter lists, as of the Relevant Time , the following Contracts that are in effect and to which the Company is a party or to which it, or any of its assets and properties, is bound (each such Contract and each Contract required to be listed in Section 5.11(a) of the Disclosure Letter, whether or not set forth in such section of the Disclosure Letter, a “Material Contract”):

(i) employment and consulting Contracts with current and former Company Personnel, other than employment offer letters issued to Company Personnel on the Company’s standard form made available to Buyer without material deviation;

(ii) Contracts that limit the freedom of the Company or any Affiliate to compete in any line of business or geographic area;

(iii) Contracts with or involving (A) the Seller or any Previous Seller or any Affiliate (other than the Company) of the Company or of the Seller or any Previous Seller or (B) any former holder of Company Capital Stock or any Affiliate (other than the Company) thereof;

(iv) Contracts for the purchase or sale of products or the furnishing or receipt of services (other than employment) (A) calling for performance over a period of more than one year, (B) requiring or otherwise involving payment by or to the Company of more than an aggregate of US$[***], (C) in which the Company has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or (D) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(v) Contracts for any joint venture, partnership, joint product development, strategic alliance or co-marketing arrangement;

(vi) Contracts under which the Company has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of Indebtedness to, any Person;

(vii) Contracts involving any mortgage or other Lien other than Permitted Liens upon any real property or other assets;

(viii) Contracts involving any resolution or settlement of any Action, investigation or other dispute;

(ix) any engagement letter or similar Contract with any broker, finder or investment banker;

(x) all Contracts listed in Section 5.12(b)(i) of the Disclosure Letter; and

(xi) any other Contracts involving future payments in excess of US$50,000 and not entered into in the Ordinary Course of Business.

(b) Each Material Contract is in full force and effect, and is valid and binding and enforceable in accordance with its terms against the Company and, to the Company’s knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity, and has been negotiated in good faith on an “arm’s length” transaction basis. A true, correct and complete copy of each written Material Contract and a true, correct and complete summary of each oral Material Contract have been made available to Buyer. There is no material violation, breach (including anticipatory breach) or default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, and the Company has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any Material Contract. No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of the C/C Transaction Agreements or the consummation of the transactions contemplated thereby.

Section 5.12. Intellectual Property.

(a) All Company Intellectual Property is either solely and exclusively owned by the Company free and clear of all Liens or validly licensed to the Company. Without limiting the generality of the foregoing, except as set forth in Section 5.12(a) of the Disclosure Letter: (i) no founder of the Company and, to the knowledge of the Company, no current or former Company Personnel has any claim, license, right (whether or not currently exercisable) or interest in or to any Company Intellectual Property that has not been validly and effectively assigned to the Company except, in the case of contractors, for Company Intellectual Property to which the Company has been granted an irrevocable perpetual license by such contractors and (ii) to the knowledge of the Company, no Company Personnel are in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality, where the cause or nature of the breach arises out of the performance of any services on behalf of the Company related to the development of any Company Intellectual Property.

(b) Section 5.12(b)(i) of the Disclosure Letter sets forth, as of the Relevant Time , a true and accurate list of all Contracts relating to any right in, to or under any Company Intellectual Property (including all licenses, options, settlement agreements, coexistence agreements, consent agreements, covenants not to sue and similar rights and immunities, assignments and security interests with respect to Company Intellectual Property) that have been granted to the Company (other than non-exclusive “shrink wrap” or “clickwrap” software licenses for Standard Software). Except as identified on Section 5.12(b)(ii) of the Disclosure Letter, the Company is not a party to or obligated under any Contract, and to Company’s knowledge is not otherwise obligated, to make payments or provide other consideration (in any form, including royalties, milestone payments, and other contingent payments) with respect to any exercise of rights by the Company in, to or under any Company Intellectual Property (other than salaries payable to employees, fees payable to consultants and independent contractors not contingent on or related to use of their work product, fees payable in respect of non-exclusive “shrink wrap” or “clickwrap” software licenses for Standard Software). All monies currently due and payable in connection with such Contracts or other obligations set forth in Section 5.12(b)(ii) of the Disclosure Letter, if any, have been paid in a timely manner.

(c) Section 5.12(c) of the Disclosure Letter sets forth, as of the Relevant Time , a complete and accurate list of all Registered Company IP, indicating for each item (as applicable): (i) all current assignees and owners, (ii) all registration numbers, issuance numbers, grant numbers, serial numbers and application numbers, (iii) all filing, registration, issuance, and grant dates, (iv) all jurisdictions in which such Registered Company IP has been or is registered, granted, issued or in which registrations, grants or issuances have been applied for (and in the case of domain names, the registrar and registrant of such domain names), and (v) all filing, maintenance and other deadlines occurring within 120 days of the Relevant Time . Section 5.12(c) of the Disclosure Letter additionally sets forth, as of the Relevant Time , an accurate and complete list of all Company Intellectual Property for which an application for registration, filing, certification, grant or issuance is in preparation by or in the name of the Company as of the Relevant Time

(d) (i) Each patent and patent application listed in Section 5.12(c) of the Disclosure Letter properly identifies all inventors thereof, (ii) each inventor of each such patent or patent application has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such patent or patent application (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company or applicable licensor of the Company and all such assignments have been timely and properly filed with the appropriate Governmental Entity, and (iii) to the Company’s knowledge, the compliance by each such inventor with each such written agreement does not conflict with any of such inventor’s obligations to third Persons.

(e) With respect to all Registered Company IP, all filing, issuance, extension, renewal, and maintenance fees and other fees have been timely paid, and, with respect to all material Registered Company IP, all filings to date have been timely filed (taking into account extensions).

(f) The Registered Company IP is (i) subsisting in all applicable jurisdictions where such Registered Company IP Rights have been registered, filed, certified, granted or issued and (ii) to the Company’s knowledge, valid and enforceable. To the Company’s knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for an abandonment, invalidity, unenforceability or inventorship claim by a third Person with respect to the Registered Company IP. None of the Registered Company IP has expired, lapsed, been abandoned or forfeited, or been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. No Registered Company IP is subject to any pending or to the knowledge of the Company threatened interference, inventorship dispute, reissue, reexamination, opposition, concurrent use, cancellation, invalidity, inter partes, post-grant or other similar proceeding. None of the Company Intellectual Property is subject to any outstanding Judgment, charge, settlement or other disposition of any dispute where the Company is a party.

(g) To the Company’s knowledge, no third Person is or has been Infringing any Company Intellectual Property. No claims, complaints, suits, or proceedings regarding any matter described in the preceding sentence have been asserted in writing or threatened against any Person by the Company. The Company has taken all reasonable measures commensurate with the age, size and resources of the Company to maintain, protect, and preserve the security, confidentiality, value and ownership of all confidential information included in the Company Intellectual Property and all other non-public Company Intellectual Property, including Company Intellectual Property that is or is intended to be a trade secret (“Confidential Company Information”), including by requiring all current and former employees and consultants, and any other Person who has had Company authorized access at any time to any Confidential Company Information to execute and deliver to the Company a written Contract that includes customary confidentiality and restriction on use terms (collectively, “Confidentiality Agreements”). To the Company’s knowledge, no current or former employees or consultants are, and no other Person is, in violation in any material respect of any such Confidentiality Agreements. The Company has obtained from (i) each of its current Company Personnel and (ii) all former Company Personnel or other Persons who are or were involved in, or who have participated in or contributed to, the conception, creation, development, reduction to practice, improvement to or modification of any of the Company Intellectual Property, a written Contract that, to the extent is legally possible, assigns solely and exclusively to the Company all rights, title and interests in and to any and all Intellectual Property arising out of or relating to such Person’s activities with respect to the Company’s business. To the Company’s knowledge, no Company Personnel are, and no other Person is, in violation in any material respect of any such invention assignment agreements.

(h) To the knowledge of the Company, the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company, has not Infringed, does not infringe, and will not Infringe any Intellectual Property of any third Person. To the knowledge of the Company, the Company has not received any claim, notice, “cease and desist” letter, offer, invitation to obtain a license, threat or similar written correspondence from any Person (i) alleging that the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company, and the practice of the Company Intellectual Property in connection therewith, Infringes or will Infringe the Intellectual Property of any Person or (ii) challenging the inventorship, ownership, validity, enforceability, priority, scope, use, right to use, or registrability, right to register, right or use, transferability, or ownership of any of the Company Intellectual Property and, to the Company’s knowledge, there are no grounds for the same.

(i) The Company has taken all commercially reasonable steps commensurate with the age, size and resources of the Company to ensure the continued operation of the Software and Business Data material to the operation of the Company’s business as currently conducted, as well as all of its computers and other information technology infrastructure and assets material to the operation of the Company’s business (collectively, the “IT Assets”), and to protect the security and confidentiality of its IT Assets and the information and records stored on or accessed or transmitted using the IT Assets. The IT Assets of the Company operate and perform in all material respects as is necessary and sufficient for the conduct of the business of the Company as currently conducted. To the Company’s knowledge, the material IT Assets are free from malicious code and do not contain any bugs, errors, vulnerabilities or problems that, in each case, would be expected to materially adversely affect the operation or use of any such material IT Assets. (1) Except as set forth in Section 5.12(i)(1) of the Disclosure Letter, no open source or public library code was used in the development or modification of any Software owned by the Company. (2) No Company Intellectual Property is, or shall become, subject to any obligation to be licensed, conveyed, distributed or made available to a third party (and the Company is not, and shall not become, otherwise under any duty or otherwise legally compelled to license, convey, distribute or otherwise make available any Company

Intellectual Property) under the terms of any existing open source license (whether in source code or object code form) as a result of any action or omission of the Company or, to the Company’s knowledge, any action or omission of any third party (in each case, including without limitation, disclosing or otherwise making available any of the Company Intellectual Property to a third party). The Company has implemented commercially reasonable backups and security measures, commensurate with the age, size and resources of the Company, to duplicate, store, and protect its material information that is stored in electronic form or media. Information related to the Company’s business is not recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means which will not be available to the Company or to Buyer after the Closing. Immediately following the Closing, the Business Data of the Company will have at least the same data, content, information and functionality as they do immediately prior to the Closing, subject to changes to the data, content and information in the databases made in the Ordinary Course of Business..

(j) Except as set forth in Section 5.12(j) of the Disclosure Letter, no college, university or other educational or research institution or agency, Governmental Entity, or other organization which sponsored research and development conducted by the Company has any claim of right or license to, or ownership of, or other encumbrance upon the Company Intellectual Property. The Company has complied with any and all obligations applicable to it as a result of the use of funding, facilities, personnel or other resources of any college, university or other educational or research institution or agency, or other organization.

(k) The Company maintains appropriate data security policies, processes, and controls, all of which meet any requirements under applicable Law. The Company’s collection, receipt, sharing, processing, use, recording, storage, transfer, disclosure and disposal of Personal Data (including through the Company Intellectual Property) is, and has been, (i) compliant with all applicable privacy policies, terms of use and public statements of the Company (including as published on its websites), (ii) in compliance with Privacy Laws and (iii) consistent with the authorizations given by the relevant individual natural persons. There are no litigation, dispute or legal proceedings pending (or to the Company’ knowledge, threatened) and there has not been any litigation, dispute or legal proceedings in the past, against the Company alleging that the Company has failed to comply with any of the foregoing clauses (i) through (iii). There has been no, and no allegation of, loss, theft, misuse, unauthorized disclosure of, or unauthorized access to, any Business Data (including any Personal Data) held by or on behalf of the Company or otherwise under its control. No disclosure of any data breach or security breach of the IT Assets has been or should have been made by the Company under applicable Law or to any Governmental Entity. The Company has implemented and maintained measures sufficient to provide reasonable assurance that it complies with Privacy Laws.

(l) With respect to all Business Data (including all Personal Data) held by or on behalf of the Company, or otherwise under their control, the Company has taken the steps required and reasonably necessary to protect such Business Data (including all Personal Data) against loss and against unauthorized access, use, modification, disclosure or other misuse (including by the Company’ officers, employees, independent contractors and consultants), including implementing and maintaining administrative, physical, and technical measures commensurate with the age, size, business and resources of the Company to protect the confidentiality, integrity, availability, and security of Confidential Company Information and the IT Assets against unauthorized control, use, access, interruption, modification, or corruption related to the Company’s business and to ensure continued, uninterrupted, and error-free operation of the IT Assets. The Company has contractually obligated any Persons that Process Business Data (including all Personal Data) on its behalf to (i) comply with applicable Laws, (ii) take reasonable steps to protect and secure Business Data (including all Personal Data) from unauthorized access, acquisition, modification, or disclosure, and (iii) take reasonable measures to restrict Processing of Business Data (including all Personal Data) to purposes authorized or required pursuant to the agreement or contract with such Persons.

(m) Neither the execution, delivery or performance of the C/C Transaction Agreements nor the transactions contemplated thereby will result in the Company being in breach of any applicable Privacy Laws or the privacy policies of the Company.

Section 5.13. Anti-Corruption

(a) The Company has not, and, to the knowledge of the Company, none of the past or present directors, officers, agents, employees, contractors or persons acting for or on behalf of the Company (in each case, in his/her/its capacity as such) have, directly or indirectly: (i) paid, promised to pay or offered to pay, or authorized the payment of, any contribution, gratuity, gift, commission, bribe, raft, rebate, pay-off, kickback or any other payment to any person, private or public, regardless of form and whether in money, property or services in relation to any activities of the Company (“Gratuity”) to: (A) seek to obtain favourable treatment in securing business; or (B) pay for favourable treatment for business secured which violates any applicable Law, or has entered into any agreement pursuant to which any such Gratuity may or shall at any time be paid; or (C) obtain special concessions or for special concessions already obtained, for or in respect of the Company; or (ii) offered or given anything of value to influence (or that could be construed as seeking to influence) the action of a public official, political party, party official, candidate for public office, or official of any public international organization, or threatened injury to any person, property or reputation in connection with the activities of the Company in relation to the matters set out in this Section 5.13(a).

(b) The business of the Company is not dependent in any manner upon the making or receipt of any Gratuity.

(c) The Company has, and, to the knowledge of the Company, the past and present directors, officers, agents, employees, contractors or other persons acting for or on behalf of the Company (in each case, in his/her/its capacity as such) have, complied in all material respects with: (i) the Bribery Act 2010 (and all similar Laws in any jurisdiction outside the United Kingdom if and to the extent applicable to the Company or its operations); (ii) the Proceeds of Crime Act 2002 (and all similar anti-money laundering laws in any jurisdiction outside the United Kingdom if and to the extent applicable to the Company or its operations); (iii) the Company’s anti-bribery and corruption policy; and (iv) any relevant third party anti-bribery and corruption obligations pursuant to any contract with any third party.

(d) The Company has not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any government entity or similar agency with respect to any alleged act or omission arising under, or relating to any non-compliance with, the Bribery Act 2010 or any anti-bribery, anti-corruption and anti-money laundering Laws by the Company or any directors, officers, agents, employees, contractors or other persons acting for or on behalf of the Company. The Company has not received any notice, request or citation for any actual or potential non-compliance with any anti-bribery, anti-corruption or anti-money laundering Laws.

(e) No officer, director, employee or contractor of the Company is a government or political official and no government or political official or government or political entity has any interest (whether directly or indirectly) in the Company.

Section 5.14. Litigation. There is no Action that is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened, against the Company (or any holders of Company Capital Stock or directors, officers, agents or employees of the Company, to the extent such Actions or investigations relate to the Company) or any assets or properties of the Company. There are no Judgments outstanding against the Company (or to the knowledge of the Company, any holders of Company Capital Stock or directors, officers, agents or employees of the Company, to the extent such Judgments relate to the Company) or any assets or properties of the Company. In the last five (5) years, there has not been any Action or, to the Company’s knowledge, investigation in respect of the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the transactions contemplated by the C/C Transaction Agreements. There is no Action or investigation pending by the Company, or which the Company intends to initiate, against any other Person. To the knowledge of the Company, there is no fact or circumstance that would reasonably be expected to serve as a basis for any Action or investigation against the Company.

Section 5.15. Taxes.

(a) The Company has timely filed (after giving effect to any extensions of time in which to make such filings) all corporation Tax Returns and other material Tax Returns that it was required to file, and all such Tax Returns that the Company has filed were true, correct and complete in all material respects. The Company has paid on a timely basis all Taxes due and owing by it (whether or not shown to be due on any such Tax Returns). No penalties, fines, surcharges or interest with respect to such Taxes have been or will be incurred. All Taxes that the Company was required by any Tax Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Taxing Authority. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(b) No dispute, investigation, proceeding, claim, examination or audit relating to any Tax Return of the Company or any Liability for Taxes of the Company has been raised by any Taxing Authority, and no Tax dispute or litigation with respect to the Company is currently pending or in progress or, to the Company’s knowledge, threatened or contemplated. Since the Company’s formation, the Company has not received any written notice, proposal, assessment, injunction or written request for payment or deficiencies of Taxes from any Taxing Authority except for those requests for payments as reflected in the Tax Returns made available to Buyer.

(c) The Company is not, and has never been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than an affiliated group for which the common parent is the Company). The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(d) The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement, other than ordinary-course commercial contracts the primary purpose of which do not relate to Taxes.

(e) The Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes.

(f) The Company is not a United States Real Property Interest, as defined in Section 897(c) of the Code.

(g) The Company has not entered into any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

(h) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(i) The Company does not, nor has it ever had (during any Tax Period remaining open for the assessment of Tax by any applicable Governmental Entity under its applicable statute of limitations), any place of business or permanent establishment in any jurisdiction outside the United Kingdom.

(j) The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Relevant Time as a result of (i) any change in method of accounting on or prior to the Relevant Time, (ii) any agreement or arrangement with a Taxing Authority executed or made on or prior to the Relevant Time or (iii) any prepaid amount received on or prior to the Relevant Time.

(k) The Company is not nor will it become liable to make to any person (including any Taxing Authority) any payment in respect of any liability for Tax that is primarily or directly chargeable against, or attributable to, any other person.

(l) The Company has not been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Taxes, or any transaction that produced a loss for Taxes purposes with no corresponding commercial or economic loss.

(m) The Company is a taxable person and is registered for the purposes of any applicable Indirect Tax (including value added tax or any similar Tax). All supplies made by the Company are subject to Indirect Tax. The Company has not been, nor will be, denied full credit or allowance for Indirect Tax paid or suffered by it. The Company is not and has not been, in the period of six years ending with the Relevant Time, a member of a group for the purposes of any applicable Indirect Tax.

(n) The Company has complied with all requirements in respect of any research and development Tax credit regime and any Tax holiday. There are no circumstances under which any amount of payment, relief or allowance could reasonably be expected to be disallowed or required to be repaid to a Tax Authority and no tax holidays or similar benefits that the Company currently enjoys that it will not be able to enjoy as a result of the transactions contemplated by the C/C Transaction Agreements.

(o) Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Closing is duly stamped for stamp duty purposes or has had the Transfer Tax due in respect of it paid.

(p) No member of the Company Tax Group has at any time been obliged to make a notification to a relevant Tax Authority under section 92 of the United Kingdom Finance Act 2015 or any similar legislation outside the United Kingdom, nor has received a preliminary notice under section 93 of the United Kingdom Finance Act 2015 or any similar legislation outside the United Kingdom.

(q) All transactions or arrangements made by the Company have been made on fully arm’s length terms. There are no circumstances in which Part 4 of Taxation (International and Other Provisions) Act 2010 (“TIOPA 2010”) or any similar legislation in any jurisdiction outside the United Kingdom could apply causing any Taxing Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes. The Company has retained sufficient information, contemporaneous documents and records to enable it to comply with, or establish that it is not subject to the operation of Part 4 TIOPA 2010 or any similar legislation in any jurisdiction outside the United Kingdom.

(r) The Company has not: (i) made any transfer of value within sections 94 and 202 of Inheritance Tax Act 1984 (“IHTA 1984”); or (ii) received any value such that liability might arise under section 199 of IHTA 1984; or (iii) been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

(s) There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company. None of them are subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984.

(t) The Company was entitled to benefit from, and has complied with any and all requirements of, any measures introduced by the United Kingdom government to assist businesses with their tax affairs in response to the COVID-19 pandemic from which it has benefitted. The Company has not: (i) deferred the payment of any VAT liability due where that VAT liability has not yet been settled with HMRC; (ii) deferred the payment of any income tax or corporation tax self-assessment payment on account where that payment on account has not yet been made to HMRC; or (iii) entered into a “time to pay” arrangement with HMRC.

(u) Section 5.15(s) of the Disclosure Letter identifies all subsisting EMI Options and Non-Qualifying Options at the Relevant Time. There are no agreements, schemes or promises to grant any other EMI Options or Non-Qualifying Options.

(v) There have been no: (i) disqualifying events in respect of any EMI Options under section 534 of ITEPA 2003; or (ii) material amendments to any of the terms of any EMI Options.

(w) No employment-related securities (as defined in sections 420 and 421B(8) of ITEPA 2003), including, without limitation, any shares acquired under section 205A of the Employment Rights Act 2003, have been issued or transferred (other than under any Tax-advantaged Scheme or EMI Option) and there are no agreements, schemes or promises to make any such issues or transfers (other than options falling within section 5.15(v)): (i) by the Company; (ii) under any arrangements established by the Company; or (iii) by a holding company or other shareholder of the Company (or under arrangements established by such a person).

(x) No securities options (as defined in section 420(8) of ITEPA 2003) (other than EMI Options or options granted under any Tax-advantaged Scheme) have been granted to any current, former or proposed employees or directors of the Company (or to any nominees or associates of such employees or directors) and there are no agreements, schemes or promises to make any such grant: (i) by the Company; (ii) under any arrangements established by the Company; or (iii) by a holding company or other shareholder of the Company (or under arrangements established by such a person).

(y) Any shares or options over shares falling within Section 5.15(s), Section 5.15(u) and Section 5.15(v) meet the requirements for the Company to obtain a deduction for corporation tax under Part 12 of the Corporation Tax Act 2009.

(z) The Company has no knowledge of: (i) any failure to notify the grant of any EMI Options to HM Revenue & Customs within the required time limit under paragraph 44 of Schedule 5 of ITEPA 2003; or (ii) any dispute (or potential dispute) with HM Revenue & Customs as to whether any EMI Options are qualifying options for the purposes of paragraph 1(2) of Schedule 5 of ITEPA 2003.

(aa) The Company has fully complied with all of its reporting obligations in respect of the operation of any Company Share Plan, including any obligation to file annual share scheme returns with HM Revenue & Customs.

Section 5.16. Insurance. Section 5.16 of the Disclosure Letter identifies each insurance policy maintained by, at the expense of or for the benefit of the Company as of the Relevant Time and identifies any material claims made thereunder as of the date of this Agreement within the past three (3) years. All premiums due on such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. Since December 31, 2016, the Company has not received any written notice or to the knowledge of the Company any other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 5.17. Benefit Plans; Employee Matters.

(a) Section 5.17(a) of the Disclosure Letter sets forth a true and complete list of each retirement, pension, lump sum, life assurance or insurance, permanent health insurance or income replacement, deferred compensation, equity-based compensation, incentive, bonus, paid time off, employment, independent contractor, consulting, change in control, severance or redundancy, termination, retention, accident, ill-health, disability, death, health, welfare, flexible spending account, and any other employee benefit plan, agreement, arrangement, program or policy that is maintained, contributed to or required to be contributed to by the Company or with respect to which the Company has or could have any Liability (each a “Company Plan” and collectively the “Company Plans”). No Company Plan is subject to the Laws of any jurisdiction outside of the United Kingdom or provides compensation or benefits to any Company Personnel that are subject to the Laws of any jurisdiction outside of the United Kingdom. No Company Plan is a defined benefit pension plan, and no Company Personnel have any entitlements under a defined benefit pension plan.

(b) Each Company Plan has been, in all material respects, established, maintained, and administered in accordance with its terms and with all applicable Laws, including pension auto enrolment and funding obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. No actions, investigations, suits, or claims with respect to any Company Plan are pending or, to the Company’s knowledge, threatened.

(c) No Company Plan provides, and the Company has no Liability or obligation to provide to any Company Personnel (or their dependents of beneficiaries), postretirement medical or other welfare benefits. The Company has no plan, commitment, or proposal, whether legally binding or not, nor has made a commitment to Company Personnel, to create any additional Company Plans or modify or change any existing Company Plans.

(d) Except as set forth in Section 5.17(d) of the Disclosure Letter, neither the execution and delivery of the C/C Transaction Agreements nor the consummation of the transactions contemplated thereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any Company Personnel, or allow them to exercise or receive a shorter or longer notice period; (ii) increase any benefits under any Company Plan; (iii) result in the acceleration of the payment or vesting of any compensation or benefits; (v) result in the triggering or imposition of any restrictions or limitations on the Company’s right to amend or terminate any Company Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(e) The treatment of the Company Share Options described in Section 4.2(d) shall not violate the terms of the Company Share Plans or any agreement governing the terms of such Company Share Plan. Each Company Plan has been maintained and operated in documentary and operational compliance with applicable Law.

(f) Prior to the Relevant Time, the Company shall have made all contributions required to be made to or with respect to each Company Plan as of the Relevant Time and paid or accrued all Liabilities on account of any Company Plan in existence on or before the Relevant Time.

Section 5.18. Labor.

(a) Section 5.18(a) of the Disclosure Letter contains a list of all current Company employees and other persons who personally perform work for the Company but who are not in business on their own account or in a client/customer relationship as of the Relevant Time, and: (i) their dates of employment; (ii) their current positions; (iii) their current salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation), (v) annual vacation days; and (vi) their notice periods.

(b) Section 5.18(b) of the Disclosure Letter contains details of all persons who are not employees or workers and who are providing services to the Company under an agreement that is not a contract of employment with the Company (including consultants and secondees), and particulars of the terms on which such persons provide their services, including (but not limited to): (i) the term of the engagement; (ii) the start date of the engagement; (iii) a description of the services provided; and (iv) the fee payable in respect of the service provision.

(c) The Disclosure Letter includes anonymized details of all employees and workers who are on secondment, maternity, paternity, adoption, shared parental or other leave or absent due to ill-health or for any other reason.

(d) The Company has, or will have no later than the Relevant Time, paid all accrued fees, salaries, bonuses, commissions, wages and severance of the employees and independent contractors due to be paid through the Relevant Time (other than with respect to such amounts payable with respect to payroll period in which the Closing occurs. There are no loans to any Company Personnel. The Company is and has been in compliance in all material respects with all applicable Laws (including Tax Laws) regarding employment, employment practices, immigration, employee benefits and compensation, terms and conditions of employment, including wages and hours, the classification of employees and independent contractors, withholding of Taxes and insurance payments, and payment of employment Taxes, compensation and benefits.

(e) No offer of employment or engagement has been made by the Company that is outstanding for acceptance, or that has been accepted but not yet commenced.

(f) No notice to terminate the contract of employment of any Company Personnel is pending, outstanding or threatened, and to the knowledge of the Company, there are no circumstances likely to give rise to such notice.

(g) The Company is not a party to, bound by or proposing to introduce in respect of any Company Personnel, any redundancy payment scheme (in addition to statutory redundancy pay), or any incentive arrangement or scheme (including, without limitation, any share option or share award plan, and commission, profit sharing or bonus scheme), other than the Company’s 2019 Share Option Plan.

(h) The Company has not incurred any actual or contingent liability in connection with any termination of employment of its employees or workers, or for failing to comply with any order for the reinstatement or re-engagement of any employee or worker.

(i) The Company has not made or provided, or agreed to make or provide, any payment or benefit to any Company Personnel (or their dependents) in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

(j) The Company has not offered, promised or agreed to any future variation in the terms of employment or engagement of any employee or worker.

(k) The Disclosure Letter includes copies of all contracts, handbooks, policies and other documents which apply to the employees and workers, identifying which applies to which individual.

(l) The Company has not entered into any agreement or arrangement (whether or not binding) with any trade union, staff association, staff council, works council, information and consultation body or any other worker representatives relating to any Company Personnel and is not involved in any industrial or trade dispute or negotiation regarding a claim with any employee representative body and there is nothing likely to give rise to such a dispute or claim. No Company Personnel is subject to a current disciplinary warning or procedure and as far the Company is aware, there are no disputes or claims threatened or pending in respect of any Company Personnel.

Section 5.19. Regulatory Compliance.

(a) The Company has conducted its business in all material respects, in compliance with applicable Law, including all applicable Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting. The Company has not received any notice or other communication from any Governmental Entity alleging any violation of applicable Law by the Company. The Company has not received any notices of inspectional observations, establishment inspection reports, warning letters, untitled letters, or any other documents received from or issued by any Governmental Entity that indicate or suggest lack of compliance with any applicable Law or regulatory requirements, or other applicable Law by the Company or by persons who are performing services for the benefit of the Company.

(b) All Company products have been and are being developed, researched, manufactured, labeled, stored, distributed, imported, exported and tested in compliance in all material respects with all applicable requirements under all applicable Laws.

(c) The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable Laws and regulations. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to Buyer are accurate and complete. The Company is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any notices or correspondence from any Governmental Entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

(d) The Company possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate Governmental Entity necessary to conduct its business, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by any applicable Governmental Entity engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor any of its officers, employees, or, to the Company’s knowledge, any of its contractors or agents is the subject of any pending or threatened investigation by any Governmental Entity. Neither the Company nor any of its officers, employees, or to the Company’s knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Entity.

Section 5.20. Registers, Books and Records. All statutory books and registers (including minute books) of the Company have been properly kept, are written up to date and contain a true, complete and accurate record in all respects of all matters which it is required by CA 2006 to record, and accurately reflect all transactions effected in Company Capital Stock through and including the Relevant Time. The copies of such statutory books and registers made available to Buyer are true, correct and complete copies of the original books and registers. In relation to its register of persons with significant control (to the extent it is required to keep the same), the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of CA 2006. The meeting minutes, written resolutions in lieu of a meeting, and all such other records and resolutions of the shareholders and Board of Directors of the Company made available to Buyer are up to date, complete and accurately reflect in all material respects all action previously taken by the shareholders, Board of Directors and committees of the Board of Directors of the Company.

Section 5.21. Filings. All returns, particulars, resolutions and other documents that the Company is required by applicable Law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered (as the case may be). No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of CA 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of, the Company.

Section 5.22. Brokers. Except as set forth on Section 5.22 of the Disclosure Letter, the Company has no Liability to any investment banker, broker, finder, consultant or intermediary in connection with the C/C Transaction.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller, as of the date hereof (unless an alternative date is expressly specified in this ARTICLE 6), as follows:

Section 6.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it. Buyer is duly qualified or licensed to conduct its business as currently conducted and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary except where the failure to be so qualified would not reasonably be expected to result in material adverse effect on Buyer or its business taken as a whole.

Section 6.2. Power and Authority; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereunder, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereunder, have been duly authorized by all necessary corporate action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by the other parties thereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

Section 6.3. Capitalization. The authorized Capital Stock of the Buyer as of the Relevant Time consists of 49,000,000 shares of Buyer Common Stock, 5,432,976 of which are issued and outstanding, 30,106,078 shares of Buyer A Preferred Stock, 14,308,714 of which are issued and outstanding. All such outstanding shares of Buyer Common Stock and Buyer A Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Buyer has reserved 3,685,212 shares of Buyer Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2021 Equity Incentive Plan (the “Buyer Plan”). Other than options granted under the Buyer Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Buyer any shares of Buyer Common Stock, Buyer A Preferred Stock or any securities convertible into or exchangeable for shares of either Buyer Common Stock or Buyer A Preferred Stock. The rights and privileges of each class of Buyer’s capital stock are set forth in the certificate of incorporation of Buyer, as amended or restated from time to time. All the Buyer Common Stock and Buyer A Preferred Stock to be issued in connection with the Share Consideration will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the certificate of incorporation or bylaws of Buyer, as amended or restated from time to time, or any agreement to which Buyer is a party or is otherwise bound. Buyer has reserved out of its authorized capital stock a sufficient number of shares of Buyer Common Stock and Buyer A Preferred Stock to issue such Buyer Common Stock and Buyer A Preferred Stock (as the case may be) at the Closing.

Section 6.4. Non-contravention.

(a) The execution and delivery by Buyer of this Agreement, the consummation of the transactions contemplated hereunder and the compliance by Buyer with the provisions of this Agreement will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate (in each case, with or without due notice or lapse of time or both), as the case may be, the Constitutive Documents of Buyer, or any material Contract to which Buyer is bound, or by which any of its assets or properties may be affected or (ii) violate any Law or Judgment applicable to Buyer, prevent or materially delay the consummation of any of the transactions contemplated hereunder, result in a material adverse change to the business, financial condition or operations of Buyer, or (iii) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated by this Agreement or the compliance by Buyer with the provisions of this Agreement.

Section 6.5. Brokers. Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which the Seller could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with this Agreement or the transactions contemplated hereunder.

Section 6.6. Litigation. There are no Actions pending against, or to the knowledge of Buyer’s officers, threatened against, Buyer or its Affiliates.

Section 6.7. Series A Preferred Stock Representations. In relation to the A Pref Share Consideration only, Buyer represents and warrants to Seller that, except as set forth on the Disclosure Schedule attached as Exhibit B to the Stock Purchase Agreement, which exceptions shall be deemed to be part of the representations and warranties made under the Stock Purchase Agreement, the representations set out in Section 2 of the Stock Purchase Agreement were true and complete as of the date of the Initial Closing (as defined in the Stock Purchase Agreement).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to Buyer as of the date hereof, except as disclosed in the Disclosure Letter, as follows:

Section 7.1. Power and Authority; Binding Agreement; Bankruptcy. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereunder, and to perform its obligations hereunder (including to sell, transfer, assign and deliver its Sale Shares as provided in this Agreement). The execution and delivery by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereunder, have been duly authorized on the part of the Seller or the Seller’s securityholders, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution of this Agreement by the other parties thereto, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity. If the Seller is an individual, it is not insolvent or bankrupt under any Laws applicable to it/him/her, nor is it unable to pay its debts as they fall due, nor has any arrangement (whether by court proceedings or otherwise) been proposed under which its creditors (or any group of them) could receive less than the amounts due to them nor are any proceedings in relation to any compromise or arrangement with creditors, any winding up, bankruptcy or other insolvency proceedings concerning it/him/her (or any of its assets or interests) current, pending or threatened.

Section 7.2. Noncontravention.

(a) The execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereunder and the compliance by the Seller with the provisions of this Agreement will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Constitutive Documents of the Seller (if applicable), or any material Contract to which the Seller is bound, or by which any of its assets or properties may be affected or (ii) violate any Law or Judgment applicable to the Seller, other than any such breaches, defaults or violations that individually or in the aggregate are not likely to impair in any material respect the ability of the Seller to perform its obligations under this Agreement, prevent or materially delay the consummation of any of the transactions contemplated hereunder, or result in a material adverse change to the business, financial condition or operations of the Seller.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Seller in connection with the execution and delivery by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated by this Agreement or the compliance by the Seller with the provisions of this Agreement.

Section 7.3. Sale Shares.

(a) The Seller is the registered and sole legal and beneficial owner of its Sale Shares, free and clear of all Liens (other than Permitted Liens), and the transfer of such Sale Shares to Buyer under this Agreement at the Closing constitutes the transfer of the whole of the right, title and interest (including all legal title to, and all beneficial interest in) such Sale Shares free from all and clear of all Liens (other than Permitted Liens) and that it is entitled to so transfer such Sale Shares to Buyer pursuant to this Agreement. Save for the Sale Shares to be transferred to Buyer by it at the Closing in accordance with this Agreement, it does not hold any right, title or interest in respect of any further Relevant Securities of the Company.

(b) Save for the P&CA, there is no existing option, warrant, call, right or contract to which the Seller is a party requiring the issuance, sale or transfer of any additional Capital Stock of the Company or evidencing the right to subscribe to or purchase any Capital Stock of the Company other than as disclosed in writing to the Buyer.

(c) Neither it (nor any of its associates) has any right, title or interest in the business of, or any assets owned or used by, the Company, nor is it (nor any of its associates) party to any contract, agreement or arrangement with the Company in respect of his/her employment with the Company other than as set out in Section 7.3(c) of the Disclosure Letter.

(d) No loan or indebtedness is outstanding from the Company to the Seller (or any of its associates), nor does it/he/she (nor any of its associates) benefit from any guarantee, indemnity or other surety given by the Company (save, where applicable, in respect of pensions, benefits, insurances and indemnities concerning current and prior officers, employees and consultants of the Company and arising under the terms, or otherwise by reason, of their employment), nor is any loan or indebtedness outstanding from, or otherwise payable (whether or not subject to any contingency) by, it/him/her (or any of its associates) to the Company.

(e) The Seller (nor any of its associates) has no outstanding or pending litigation, dispute or legal proceedings against the Company (or any officer, employee, consultant, auditor or professional adviser of the Company), nor is any litigation, dispute or legal proceedings threatened against the Company (or any officer, employee, consultant, auditor or professional adviser of the Company) by it (or any of its associates) and, so far as it/he/she is aware, no matter, fact or circumstance exists which entitles (or so far as the relevant Seller is aware which is reasonably likely to entitle) it (or any of its associates) to bring any litigation, dispute or legal proceedings against the Company (or any officer, employee, consultant, auditor or professional adviser of the Company).

Section 7.4. Brokers. The Seller has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which Buyer could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with this Agreement or the transactions contemplated hereunder.

Section 7.5. Accredited Investor. The Seller is either (a) an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act or (b) not a US Person and located outside of the United States.

ARTICLE 8

COVENANTS

Section 8.1. Access.

(a) The Company shall (i) make available for inspection by Buyer and its Representatives such of its properties, assets, books of accounts, records (including the work papers of its independent accountants), data and Intellectual Property, and Contracts and any other materials to the extent reasonably requested by Buyer relating to the Company and its existing and prospective businesses and assets and Liabilities, in each case, upon reasonable notice and at such times as Buyer may reasonably request, and (ii) make available to Buyer and its Representatives, the officers, other senior management and Representatives of the Company for interviews, upon reasonable notice at such times as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Company’s existing and prospective businesses and assets and Liabilities.

(b) Any and all such inspections, interviews, and access for investigations shall be conducted in compliance with applicable Law (including any applicable competition, antitrust or trade regulation Law), in accordance with the terms of any applicable lease or other applicable agreements, during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Company. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company or the Seller to disclose information if such disclosure (i) would result in the waiver of any attorney-client privilege or attorney work product privilege, (ii) would breach any third party confidentiality obligations to which the Company is bound, or (iii) would violate any applicable Law; provided that, in each case, the Company shall use its commercially reasonable efforts to communicate to Buyer the requested information in a way that would not result in any waiver, breach, or violation contemplated by clauses (i) through (iii), respectively.

(c) The Buyer shall, and shall procure that the Company (or the relevant Group Company) shall, for a seven year period after Closing, retain and permit the Seller to have reasonable access to (with the right to take copies at the Seller’s expense) the books, records, documents and information of the Company to the extent they relate to periods prior to Closing and with the exception of Seller Excluded Materials (“Transferred Records”). Without prejudice to the foregoing, the Buyer shall permit the Seller to seek the reasonable assistance of the persons who were employees of the Company at the Relevant Time, whilst they remain so, to answer queries or otherwise assist the Seller with respect to the Transferred Records. For the purposes of this Section 8.1(c), “Seller Excluded Materials” shall mean such documentation and materials (or parts thereof) the disclosure of which would cause a risk of loss or waiver of privilege for the Buyer or any of the Buyer Group Companies, where disclosure would be in breach of law or regulation or that involve any trade secrets or other highly confidential information of the Buyer or any of the Buyer Group Companies.

Section 8.2. Tax Matters.

(a) The Company shall timely prepare and file any Tax Return required to be filed by the Company on or before the Relevant Time (not including any extensions thereof), and timely pay any Tax reflected thereon. The Company will prepare such Tax Returns in accordance with applicable Law, and consistent with past custom and practice unless otherwise required by applicable Law.

(b) Buyer will prepare any Tax Return of the Company (i) required to be filed after the Relevant Time or (ii) which Buyer determines was required to be filed prior to the Relevant Time but which was not filed prior to the Relevant Time. In respect of Section 8.2 (b)(ii) all such Tax Returns shall be prepared in a manner consistent with past custom and practice, in accordance with GAAP, except as otherwise required by applicable Law. The Buyer shall furnish a completed copy of such Tax Returns to the Seller’s Representatives for review not later than twenty (20) days before the Buyer intends to file such Tax Returns. The Seller’s Representatives shall provide any comments no later than ten (10) days prior to such filing date and Buyer shall consider in good faith and reflect in such Tax Return any reasonable comments made by Seller’s Representatives prior to the filing of such Tax Returns.

(c) The Buyer shall be responsible for all transfer, documentary, sales, use, recordation, registration and other such Taxes (including any stamp duty and all applicable real estate transfer or gains Taxes), Indirect Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with the consummation of the transactions contemplated by this Agreement as required by applicable Law (“Transfer Taxes”), save that the Seller shall reimburse Buyer for 100% of the stamp duty payable by the Buyer in respect of the sale and purchase of the A Pref Shares. Buyer and the Seller will reasonably cooperate with each other to timely file such Tax Returns and lawfully minimize any such Transfer Taxes.

(d) Buyer, the Seller, the Seller’s Representatives and the Company shall cooperate fully, as and to the extent reasonably requested by the Buyer, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, administrative proceeding or judicial proceeding involving Taxes. Such cooperation shall include the retention and (upon the Buyer’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, audits, or administrative or judicial proceedings related to Taxes, including all records and information reasonably capable of being obtained or created, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder through the applicable statute of limitations. Buyer, the Company, and the Seller’s Representatives (to the extent it is lawfully within its powers to do so) agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable Period beginning before the Relevant Time until the expiration of the statute of limitations (including any extensions thereof) of the respective Taxable Periods, and to abide by all record retention Laws of, and agreements entered into with, any Governmental Entity; (B) to deliver or make available to Buyer, within 60 calendar days after the Relevant Time, copies of all such books and records; and (C) to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer, the Company, and the Seller’s Representatives, as the case may be, will allow the other Party to prepare copies of such books and records at such other party’s expense.

Section 8.3. Indemnification of Officers and Directors.

(a) Subject to Section 9.8, from and after the Effective Time until the sixth (6th) anniversary thereof, Buyer shall, and shall cause the Company to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Constitutive Documents of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and any Person as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). From and after the Effective Time until the sixth (6th) anniversary thereof, Buyer shall cause the Constitutive Documents of the Company to contain the same (or substantially similar) provisions with respect to indemnification and exculpation from liability set forth in the Company’s Constitutive Documents on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party.

(b) This Section 8.2(b) shall survive the consummation of the Closing and the Effective Time, is intended to benefit and may be enforced by the Company, Buyer, and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Company.

Section 8.4. Securities Laws; Restrictions on Transfer.

(a) Buyer agrees and understands that the Sale Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state or other Governmental Entity and that the Sale Shares may be sold or disposed of only in one or more transactions (i) registered under the Securities Act, applicable state securities laws and/or the laws of any other applicable Governmental Entity or (ii) as to which an exemption from the registration requirements of the Securities Act, applicable state securities laws or the laws of any other applicable Governmental Entity is available.

(b) The Seller agrees and understands that the Consideration Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state or other Governmental Entity and that the Consideration Shares may be sold or disposed of only in one or more transactions (i) registered under the Securities Act, applicable state securities laws and/or the laws of any other applicable Governmental Entity or (ii) as to which an exemption from the registration requirements of the Securities Act, applicable state securities laws or the laws of any other applicable Governmental Entity is available.

(c) The Seller agrees that for so long as any Consideration Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, it will not, and will procure that its Affiliates do not, resell in the United States or to any US Person, or to any person acting for the benefit or account of any US Person, any Consideration Shares that have been acquired by any of them unless pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(d) The Seller agrees that it shall only sell, assign, transfer or otherwise dispose of shares of Buyer A Preferred Stock that it acquires in connection with this Agreement or subsequently acquires (i) in compliance with the Constitutive Documents of Buyer, any stockholder or other agreements to which the Seller is bound and this Agreement, and (ii) if, prior to such sale, assignment, transfer or other disposal, the applicable transferee signs a counterpart to this Agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement and to be a “Seller” hereunder if the sale, assignment, transfer or other disposal is consummated prior to the expiration of all indemnification survival periods set out in Section 9.1; provided that, any subsequent transfer of the Buyer A Preferred Stock by any such transferee shall also be made pursuant to, and in accordance with, all of the provisions of this Section 8.4(c) to the same extent as if each such transferee were a Seller.

Section 8.5. Confidentiality.

(a) Until the fifth anniversary of the Relevant Time, the Seller shall keep in confidence and shall not disclose, and shall cause its Affiliates and Representatives to keep in confidence and not disclose, the information or materials provided to it and its Affiliates or Representatives in connection with the consummation of the transactions contemplated by this Agreement, including any such information provided in connection with the negotiation of or discussions regarding this Agreement and the transactions contemplated herein, as well as the terms and conditions of this Agreement and the other documents and agreements contemplated herein and any terms and conditions arising out of or relating thereto (collectively, the “Confidential Materials”); provided, that, in each case, the Seller and its respective Affiliates and Representatives shall be permitted to disclose and use such Confidential Materials (i) in order to comply with applicable Law and their respective regulatory, stock exchange, tax and financial reporting requirements, (ii) in connection with any Action and (iii) in order to perform their respective obligations or exercise their respective rights or remedies under this Agreement and provided that the Seller shall be entitled to disclose the terms of this Agreement and the transactions contemplated hereby to its investors and to its Affiliate funds and their respective investors to the extent necessary to comply with its reporting obligations to such parties.

(b) Notwithstanding anything to the contrary herein or in any other agreement or document contemplated herein, following the Closing, in no event shall Buyer or its Affiliates be subject to any restriction with respect to any use or disclosure of any Confidential Materials of the Company.

Section 8.6. Publicity. None of the Parties shall, and each Party shall use commercially reasonable efforts to cause its officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of Buyer and the Company (or, after the Closing, the Seller’s Representatives).

Section 8.7. Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with this Agreement and the transactions contemplated hereby and thereby.

Section 8.8. Payment of Company’s Indebtedness and Transaction Expenses. No later than ten (10) Business Days after the Relevant Time, Buyer shall pay (or cause to be paid) the Company’s Indebtedness and Transaction Expenses to the extent still outstanding following the Closing in the amounts and to the Persons set forth on the Estimated Closing Statement.

Section 8.9. Release.

(a) As an inducement to Buyer to enter into this Agreement and any agreements ancillary hereto to which it will be a party and consummate the transactions contemplated hereby and thereby and for other good and sufficient consideration, the Seller, with the intention of binding itself and any other Person to the extent claiming through the Seller (including the Seller’s Affiliates, Representatives, heirs, executors, administrators and assigns) (the “Releasors”), does hereby (effective as of and subject to the Closing) unconditionally and irrevocably release, acquit and forever discharge Buyer and each of its past, present and future Affiliates and Representatives, including the Company, and all Persons acting by, through, under, or in concert with any of such Persons (the “Releasees”), of and from any and all Actions, causes of action, suits, arbitrations, other proceedings, demands, debts, Contracts, promises, Liabilities and Losses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein (collectively, a “Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon, or relating to the Seller’s ownership of Sale Shares, the organization of the Company, or the operation of the Company’s business prior to the Closing (the “Released Matters”); provided, however, that nothing set forth in this Section 8.9 shall release or otherwise affect (i) the right or ability of any the Seller to fully enforce its rights and remedies under this Agreement or any ancillary agreements hereto to which it is a party in accordance with the terms hereof and thereof, (ii) the right of any Releasor to indemnification or insurance benefits under any insurance policy in effect as of the date hereof maintained by or covering the Company or its operations, or from the Company (under its Constitutive Documents or under a Contract), with respect to such Releasor’s service as a director, officer, employee or agent of the Company, (iii) the right of any Releasor to unpaid compensation or other payment for services as an employee of or independent contractor to the Company or to receive benefits under any Company Plan, (iv) any rights of any Releasor arising from or related to fraud or criminal activity committed by any Releasee, (v) any rights of a Releasor in respect of any unknown claims that a Releasor may have arising out of any contractual or commercial relationship such Releasor may have with a Releasee other than the Company that is unrelated to this Agreement or the transactions contemplated hereby, or (vi) any rights of any Releasor that, under applicable Law, cannot be waived. The Seller expressly consents that this general release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Matters (notwithstanding any Law that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims).

(b) The Seller represents and warrants to Buyer that there has been no assignment or other transfer of any interest in any Claim arising out of or based upon any of the Released Matters which the Seller may have against any of the Releasees, and the Seller agrees to indemnify and hold the Releasees harmless from, and compensate and reimburse them for, any Liabilities, Claims or Losses incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

(c) The Seller represents and warrants to Buyer that neither it nor its Affiliates has filed, and the Seller shall not, and shall cause its Affiliates not to, file or otherwise seek to assert or assist any other Person in filing or otherwise seeking to assert, nor as of the date hereof has, any Claim arising out of or based upon any of the Released Matters against any of the Releasees. The Seller agrees that if it hereafter commences, joins in, or in any manner seeks relief through any Action arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including through any motion to reconsider, reopen or appeal the dismissal of the Action, and the Releasees are the prevailing party in such Action, then the Seller shall pay to the Releasees against whom such Claim(s) is asserted all Losses incurred by such Releasees in defending or otherwise responding to such Claim.

Section 8.10. Further Assurances. From time to time, as and when reasonably requested by any Party, the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereunder.

ARTICLE 9

INDEMNIFICATION

Section 9.1. Survival of Representations and Warranties. Subject to the limitations on liability set out in this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date which is [***] months after the Relevant Time; provided, however, that (i) the representations and warranties of the Company contained in Section 5.15 (Taxes) and Section 5.12 (Intellectual Property) shall survive the Closing until the date which is [***] months after the Relevant Time, and (ii) the Fundamental Representations (other than the representation and warranties of the Company contained in Section 5.12 (Intellectual Property)) and each of the representations and warranties of each Seller contained in ARTICLE 7 shall survive the Closing until the expiration of [***] years from the Relevant Time; and (iii) the indemnities for Tax in Section 9.2(d), Section 9.2(e), Section 9.2(f) and Section 9.2(g) until the expiry of the statute of limitations. All of the other covenants and other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled. As used in this ARTICLE 9, “fraud” means intentional fraud (i.e. with scienter). For the avoidance of doubt, no reference in this Agreement, or any certificate delivered pursuant hereto, to any applicable statute of limitations shall be deemed to refer to the Delaware extended breach of contract statute of limitations.

Section 9.2. Indemnification of Buyer. From and after the Closing, subject to the provisions of this ARTICLE 9, Buyer and its Affiliates (including, from and after the Closing, the Company) and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and Representatives, but excluding any Previous Seller (each, a “Buyer Indemnified Party”) shall be indemnified by the Seller, (according to the Seller’s Pro Rata Percentage of such Loss, other than as set forth in Section 9.3(b)) severally but not jointly with any Previous Seller, against any and all Losses, whether or not involving a Third Party Claim, to the extent arising out of or resulting from:

(a) the breach or violation of or inaccuracy in any representation or warranty made by the Company contained in Article 5 of this Agreement but for the purpose of calculating the Pro Rata Percentage of the Loss, the Loss shall be deemed to be 100% of the Loss and not based on the percentage of Sale Shares that are being acquired by the Buyer under this Agreement;

(b) the breach or violation of any covenant or agreement of the Company contained in this Agreement or in any other document executed and delivered by the Company in connection with the consummation of the transactions contemplated thereby, whether occurring before or at the closing but not after the closing of the C/C Transaction but for the purpose of calculating the Pro Rata Percentage of the Loss, the Loss shall be deemed to be 100% of the Loss and not based on the percentage of Sale Shares that are being acquired by the Buyer under this Agreement;

(c) any (i) breach or violation of or inaccuracy of any representation or warranty of the Seller under ARTICLE 7,(ii) breach of violation of any covenant of the Seller (including under this ARTICLE 9) in or pursuant to this Agreement or (iii) any fraud or willful concealment by the Seller in connection with this Agreement or the transactions contemplated hereby;

(d) Pre-Closing Taxes;

(e) Taxes resulting from a breach or violation of a covenant or agreement contained in this Agreement related to Taxes;

(f) Taxes of the Company in any Post-Closing Tax Period attributable to any deferred revenue, prepaid amount, advance payment, or similar item that was received in a Pre- Closing Tax Period and that is includible in income for the relevant Tax purposes in a Post-Closing Tax Period;

(g) any inaccuracy in the Estimated Closing Statement, including any Indebtedness of the Company or Transaction Expenses that were omitted or understated on the Estimated Closing Statement, other than any such amounts accounted for in the Final Closing Statement;

(h) any Actions or disputes with respect to (i) the allocation or payment to the Seller of any Seed Share Consideration pursuant to the terms of this Agreement or of any shares in Buyer to any Previous Seller in connection with the C/C Transaction or (ii) any claim that the Consideration Schedule (or any claim by a Previous Seller that any consideration schedule in relation to the C/C Transaction) is not true, complete and correct in all respects;

(i) any Taxes arising at any time in respect of any acquisition, holding or disposal of the Consideration Shares by the Seller; and

(j) any fraud or willful concealment by or on behalf of the Company including in connection with the C/C Transaction Agreements or the transactions contemplated thereby occurring before or at the Closing but not after the Closing.

Section 9.3. Limits on Indemnification.

(a) The Seller’s liability in respect of any Loss for which it is obligated to indemnify a Buyer Indemnified Party under Section 9.2 shall be satisfied by way of the Buyer (i) setting-off against and deducting any amounts from the Deferred Consideration Payment to be made to the Seller under the terms of this Agreement, and/or (ii) cancelling Seed Consideration Shares held by the Seller pursuant to Section 9.3(g), and/or (iii) solely with respect to any indemnifiable Losses arising out of or relating to any matter for which indemnification may be sought under Section 9.2(c)(iii) or Section 9.2(j), reclaiming any portion of the Upfront Cash Consideration and the Deferred Consideration Payment, subject in each case to the Loss being determined either by written agreement between the Buyer and the Seller’s Representatives or by a court of competent jurisdiction (in accordance with Section 10.4) as a Loss for which the Seller is liable to indemnify the Buyer under the terms of this Agreement. A Buyer Indemnified Party shall have no other recourse against the Seller in respect of any and all Losses for which it is entitled to indemnification from the Seller under Section 9.2, and the Buyer or its Affiliates or any other Buyer Indemnified Party shall have no other recourse against the Seller for any other claims of any nature whatsoever under or in connection with this Agreement, other than as set forth in this Section 9.3(a) except, in the case of fraud or willful concealment by the Seller.

(b) With respect to any indemnifiable Losses arising out of or relating to any matter for which indemnification may be sought under Section 9.2, other than Section 9.2(c), the Seller shall be severally, but not jointly, with the Previous Sellers, liable for a portion of such Loss equal to the product of (i) the aggregate amount of such Loss, multiplied by (ii) the Seller’s Pro Rata Percentage. With respect to any indemnifiable Losses arising out of or relating to any matter for which indemnification may be sought under Section 9.2(c), the Seller shall be liable for 100% of such Loss. Except for the Seller’s liability for its own commission of fraud or willful concealment in its capacity as the Seller and not as an employee or agent of the Company (in which case the only indemnity available is indemnification by such fraudulent Seller), the aggregate liability of the Seller under Section 9.2 shall not exceed the amount that is the sum of: (A) the amount equal to the value of the Seed Share Consideration received by the Seller, together with (B) 100% of any Deferred Consideration Payments received by the Seller subject to Section 9.3(c). Notwithstanding any other provision of this Agreement, in no event will the Seller be liable for any other Previous Seller’s breach of such other Previous Seller’s representations, warranties, covenants, or agreements contained in any agreement relating to the sale of shares in the capital of the Company to the Buyer, or for fraud, intentional breach or willful misconduct committed by any other Previous Seller in its capacity as a seller of shares in the capital of the Company to the Buyer and not as an employee or agent of the Company.

(c) With respect to any indemnifiable Losses arising out of or relating to any matter for which indemnification may be sought under Section 9.2(a) the aggregate amount of all Losses for which the Seller shall be liable shall not exceed in aggregate an amount equal to 10% of the value of the Seed Share Consideration issued to it at the Closing calculated on the basis of the Per Share Value, and 10% of any Deferred Consideration Payment paid or payable to the Seller except to the extent such Losses arise out of any breach or violation of, or inaccuracy in, any of the Fundamental Representations (in which case the limits in Section 9.2(b) apply). Notwithstanding anything to the contrary set forth above, in the event of there being an indemnifiable Loss in respect of a breach of any of the representations or warranties set forth in Section 5.12 of this Agreement, the Seller’s liability shall be limited to 10% of the value of the Seed Share Consideration held by it calculated on the basis of the Per Share Value and 10% of any Deferred Consideration Payment paid or payable to it.

(d) With respect to any indemnifiable Losses arising out of or relating to any matter for which indemnification may be sought under Section 9.2(j), (i) the aggregate amount of all Losses for which the Seller shall be liable shall not exceed the amount that is the sum of: (A) the amount equal to the value of the Seed Share Consideration received by the Seller, plus (B) 100% of any Deferred Consideration Payments received by the Seller subject to Section 9.3(c), plus (C) 100% of any Upfront Cash Consideration received by the Seller at Closing, and (ii) the first course of recourse for the Buyer to satisfy any such Losses shall be the cancellation of Seed Consideration Shares held by the Seller pursuant to Section 9.3(g), and only after all Seed Consideration Shares held by the

Seller have been cancelled shall the Buyer be permitted to reclaim any cash amounts previously paid to the Seller(s) (including any portion of the Upfront Cash Consideration and the Deferred Consideration Payment). For the avoidance of doubt, the liability of a Seller who has committed any fraud or willful concealment by or on behalf of the Company shall not be limited by this Section 9.3(d).

(e) The Seller shall have no liability in respect of a Loss arising out of Section 9.2(a) (and for this purpose, the Loss shall be deemed to be 100% of the Loss and not based on the percentage of Sale Shares that are being acquired by the Buyer under this Agreement): (i) unless the Loss (together which any Losses that are connected) exceeds US$[***]; and (ii) until the aggregate amount of all Losses other than those excluded by (i), exceeds US$[***], after which the Seller shall be liable for its Pro Rata Percentage of all amounts of such Loss from dollar one, other than those excluded by the foregoing clause (i).

(f) A Buyer Indemnified Party may only recover once in respect of the same Loss for which indemnification may be sought under Section 9.2 or under any other term of this Agreement.

(g) In the event that the Seller is obligated to indemnify any Buyer Indemnified Party for any Losses pursuant to this ARTICLE 9 the Buyer shall, pursuant to (a) be permitted to cancel for no consideration a number of Seed Consideration Shares issued to the Seller equal to (i) the aggregate amount of such Loss for which the Seller is liable, divided by (ii) the Per Share Value. Upon any such cancellation of shares of Buyer A Preferred Stock comprising the Seed Consideration Shares under this Section 9.3(g), Buyer shall deliver written notice to the Seller setting forth the amount of such Loss and the number of shares of Buyer A Preferred Stock to be cancelled and shall reflect such cancellation (and reissue, as applicable) in book entry form in the Buyer’s electronic stock ledger. In furtherance of any exercise by the Buyer of its right to cancel shares of Buyer A Preferred Stock under this Section 9.3(g), the Seller hereby appoints the Buyer’s chief executive officer as its attorney-in-fact to take such action as is reasonably necessary to cause cancellation of the shares of Buyer A Preferred Stock comprising the Seed Share Consideration issued to the Seller in accordance with this Agreement.

(h) Other than those matters expressly disclosed in the Disclosure Letter or deemed to have been disclosed in accordance with the terms of the Disclosure Letter, the right of Buyer to indemnification pursuant to Section 9.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein; provided that nothing in this Section 9.3(h) shall limit the right of the Buyer to indemnification pursuant to Section 9.2(d), Section 9.2(e), Section 9.2(f) and Section 9.2(i) in respect of income tax, employee and employer national insurance contributions and the apprenticeship levy and associated interest and/or penalties.

(i) For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation or warranty of the Parties to this Agreement (but not for purposes of determining whether any such breach or inaccuracy occurred), limitations or qualifications as to dollar amount, materiality or Material Adverse Change (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded (other than the representation and warranty of the Company set forth in Section 5.7).

(j) Any Losses recoverable hereunder shall be computed net of payments actually recovered by the Buyer Indemnified Party under any insurance policy with respect to such Losses and net of any Tax benefit actually received in the applicable accounting period by the Buyer Indemnified Party, but, in each case, net of any deductible or co-payment and all reasonable collection costs and expenses (including, for the avoidance of doubt, Taxes) related to such recoveries. The Buyer Indemnified Parties shall use commercially reasonable efforts to mitigate their Losses to the extent required by Law after becoming aware of any event which would reasonably be expected to give rise to any Losses; provided, that no Buyer Indemnified Party shall be required to initiate or pursue any litigation or arbitration claim; and provided further, (i) that in respect of Section 9.2(d), Section 9.2(e), Section 9.2(f) and Section 9.2(i), the Buyer shall not be required to use commercially reasonable efforts to mitigate Losses where such efforts could harm employment relationships in the reasonable view of the Buyer and (ii) that, where the Buyer does not so consider such efforts could harm employment relationships, the Buyer shall seek recovery of any employment Tax liability from the applicable employee at the same time as claiming indemnification under Section 9.2.

Section 9.4. Notice of Loss.

(a) With respect to any claim for indemnification under Section 9.2, the Buyer Indemnified Party shall give prompt written notice to the Seller’s Representatives of any such claim in accordance with this Section 9.4; provided always that the failure of the Buyer Indemnified Party to give reasonably prompt notice of any such claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except (a) to the extent that the Indemnifying Party is actually prejudiced as a result of such failure or (b) the notice is not given within the applicable survival period. Any claim for indemnification made in writing by the Buyer Indemnified Party on or prior to the expiration of the applicable survival period shall survive until such claim is finally and fully resolved.

(b) The notice delivered by the Buyer Indemnified Party pursuant to Section 9.4(a) shall set forth in reasonable detail the nature of the claim, the representations, warranties, covenants or obligations alleged to have been breached and the amount of the Losses (if estimable and knowable) for which the Buyer Indemnified Party seeks recourse hereunder from the Indemnifying Parties. The Seller’s Representatives shall have thirty (30) days after delivery of such notice to respond in writing to such claim. If the Seller’s

Representatives do not so respond within such thirty (30)-day period, the Buyer Indemnified Party may exercise its right to cancel shares of Buyer A Preferred Stock and/or set-off against any Deferred Consideration Payment in accordance with Section 9.3(a). If the Seller’s Representatives do so respond to such notice within such thirty (30)-day period and disputes all or any part of the applicable claim, then the Buyer Indemnified Party and the Seller’s Representatives shall use good faith efforts to attempt to resolve such dispute by mutual agreement. If such the dispute has not been resolved by mutual agreement within the thirty (30) day period after delivery of the Indemnifying Party’s response, either Party may initiate proceedings to resolve such dispute in accordance with Section 10.4.

(c) In the event that any Action shall be instituted or asserted by any third party in respect of which payment may be sought under this ARTICLE 9 (each, a “Third Party Claim”), the Buyer Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by the indemnity given herein to be forwarded to Seller’s Representatives. The failure of the Buyer Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. Buyer shall have the right, at its sole option and expense, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which may result in any Losses indemnifiable by Buyer hereunder subject to the remaining provisions of this Section 9.4(c). The Seller’s Representatives shall have the right, at their sole option and expense, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which may result in any Losses indemnifiable by the Seller hereunder; provided, however, that the Seller’s Representatives may not assume control of defense to a Third Party Claim (i) involving any criminal proceeding, action, indictment, allegation or investigation, or in which relief other than monetary damages is sought, (ii) involving a purported class action, (iii) if the Indemnifying Party has not notified the Buyer Indemnified Party in writing that it will be liable to indemnify the Buyer Indemnified Party with respect to all Losses relating to such Third Party Claim subject to the other provisions of this ARTICLE 9 or (iv) if the Third Party Claim relates to Taxes or to the Company Intellectual Property. In addition, the Seller’s Representatives may not maintain the defense of a Third Party Claim if it has failed to defend such Third Party Claim in good faith. If the Seller’s Representatives elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnifiable by the Seller hereunder, it shall within 30 days of receiving written notification of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Buyer Indemnified Party of its intent to do so. If the Seller’s Representatives elect not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnifiable by the Seller hereunder or the Previous Sellers, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of this Section 9.4(c), the Buyer may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below. If the Seller’s Representatives shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Buyer Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Buyer Indemnified Party shall be entitled to participate in any such defense with separate counsel at its own expense of the Indemnifying Party if (A) so requested by the Seller’s Representatives to participate or (B) in the reasonable opinion of outside counsel to the Buyer Indemnified Party a conflict exists between the Buyer Indemnified Party and the Seller’s Representatives that would make such separate representation advisable; and provided, further, that the Seller’s Representatives shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. If after assuming the defense of a Third Party Claim the Seller’s Representatives determine that it is not required to provide indemnification therefor, it shall promptly notify the Buyer Indemnified Party, cease to control the defense of such Third Party Claim, and shall nonetheless be responsible for all costs of defense incurred by it prior to such notice. The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.4(c) to the contrary, neither the Seller’s Representatives nor the Buyer Indemnified Party shall, without the written consent of the Buyer on the one hand and the Seller’s Representatives on the other hand, settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment unless (1) the claimant provides to such other Party an unqualified release of such other Party from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon such other Party or any of its Affiliates, (3) such settlement does not encumber any of the material assets of such other Party or impose any restriction or condition that would apply to or materially affect such other Party or the conduct of such other Party’s business and (4) such settlement does not involve any admission of liability or wrongdoing by such other Party or any of its Affiliates.

Section 9.5. Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made and cancellation of shares of Buyer A Preferred Stock comprising the Seed Share Consideration under this ARTICLE 9, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Seed Share Consideration for all Tax purposes.

Section 9.6. Remedies. From and after the Closing, except as specifically provided herein, the sole and exclusive remedy of any Buyer Indemnified Party for any claim under this Agreement or related to the transactions contemplated by this Agreement, shall be indemnification in accordance with this ARTICLE 9. Notwithstanding the foregoing, this Section 9.6 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under applicable Law in the event of (a) a Party’s failure to comply with its indemnification obligations hereunder or (b) fraud committed by or on behalf of any Party.

Section 9.7. No Right of Contribution. The Seller shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

Section 9.8. No Circular Recovery. With respect to any such claim against the Seller, the Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by the Seller pursuant to this ARTICLE 9.

Section 9.9. Gross Up. Where any payment is made or any shares of Buyer A Preferred Stock comprising the Seed Share Consideration are canceled or any amount is set-off against and deducted from any payment under this ARTICLE 9 and that sum is subject to a charge to Tax in the hands of the recipient (other than Tax attributable to a payment being properly treated as an adjustment to the consideration paid by Buyer), the sum payable shall be increased to such sum as will ensure that after payment of such Tax the Buyer shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax, and after giving credit for any Tax relief available to the Buyer (or any Affiliate of or person with an interest in Buyer) in respect of the matter giving rise to the payment.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be sent by electronic mail, courier or express delivery service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 10.1:

(a)
if to Buyer or to the Company:

Odyssey Therapeutics, Inc.

[***]

Ann Arbor, MI 48107

Attention: Gary D. Glick

E-Mail: [***]

with copies (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention: Jack Bodner, Camilla Rogers and Joseph Gangitano

E-Mail: jbodner@cov.com, crogers@cov.com and jgangitano@cov.com

(b)
if to the Seller’s Representatives, at the relevant address or email set out opposite the name of the relevant Seller Representative in Schedule 1.
(c)
if to the Seller:

Balderton Capital VI, S.L.P.

[***]

[***]

[***]

E-Mail: [***]

with a copy (which shall not constitute notice) to:

Balderton Capital (UK) LLP

[***]

[***]

[***]

Attention: [***]

E-Mail: [***]

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) upon receipt when delivered by a courier or express delivery service (such date of receipt being evidenced by the courier’s or express delivery service’s records) or (iii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day. This Section 10.1 will not apply to the service of any claim in any legal proceedings or other documents in a legal action.

Section 10.2. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Buyer; provided, however, that no such assignment shall relieve the assignor from any liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.3. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and signed by the Party against which it is sought to be enforced.

Section 10.4. Enforcement.

(a) Any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby shall be brought exclusively in a court of competent jurisdiction, federal or state, located in New York, New York, and in no other jurisdiction. Each Party hereby consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by the Seller, on the one hand, and Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and the Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Seller, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by Buyer, on the one hand, and the Seller, on the other hand, on the basis that such Parties have an adequate remedy at law.

(c) In connection with the Parties’ rights under Section 10.4(a), EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 10.5. Amendment and Waiver.

(a) No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly set forth in ARTICLE 9 or as otherwise expressly stated in this Agreement, the remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Law, in equity or otherwise.

(b) Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by Buyer and the Seller’s Representatives or, in the case of a waiver, by the party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given.

Section 10.6. Entire Agreement. This Agreement, together with its schedules and exhibits and all ancillary agreements, documents or instruments to be delivered in connection herewith and therewith, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter. No Party has entered into this Agreement in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by another party or any other Person and whether made to the first party or any other Person) which is not expressly set out in this Agreement and to the extent there would be a such claim it is hereby waived by each relevant Party.

Section 10.7. No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, including as set forth in Section 6.4, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

Section 10.8. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 10.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that matters involving the internal corporate affairs of Buyer or the Company shall be governed by the Laws of the jurisdiction in which such corporation is organized.

Section 10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11. Disclosure Letter. The Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in ARTICLE 5. A disclosure in any section or subsection of the Disclosure Letter shall qualify the representations and warranties in the corresponding section or subsection of ARTICLE 5 to which its relevance is reasonably apparent on its face, and shall be deemed to apply to each other section or subsection of the Disclosure Letter and ARTICLE 5 to which its relevance is so apparent.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

ODYSSEY THERAPEUTICS, INC.

By:	/s/ Gary Glick
Name:
Title:

[Signature Page to Share Purchase Agreement]

RAHKO LIMITED

By:	/s/ Gary Glick
Name:
Title:

[Signature Page to Share Purchase Agreement]

SELLER

By:	/s/ Donatien-Xavier Martin
Name: Balderton Capital VI, S.L.P. acting by its general partner, Balderton Capital General Partner VI, S.à R.L

SELLER’S REPRESENTATIVES:

ROBERT IAN HOROBIN

By:	/s/ Robert Ian Horobin

MIRIAM CHA

By:	/s/ Miriam Cha

[Signature Page to Share Purchase Agreement]